                                                            FINAL EXECUTION COPY

                          AGREEMENT AND PLAN OF MERGER

                            DATED AS OF JUNE 24, 2006
                                      AMONG
                        TELMAR NETWORK TECHNOLOGY, INC.,
                            TELMAR ACQUISITION CORP.
                                       AND
                           SOMERA COMMUNICATIONS, INC.

                                TABLE OF CONTENTS

                                                                            Page
                                                                            ----

   Section 1.5    Certificate of Incorporation and Bylaws of the
                  Surviving Corporation..................................     2
   Section 1.6    Directors of the Surviving Corporation.................     2
   Section 1.7    Officers of the Surviving Corporation..................     2

ARTICLE II.       EFFECT OF THE MERGER ON THE CAPITAL STOCK OF THE
                  CONSTITUENT CORPORATIONS; EXCHANGE OF CERTIFICATES;

ARTICLE IV.       REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER

                                        i

   Section 4.6    Financing..............................................    24
   Section 4.7    Brokers and Other Advisors.............................    24

ARTICLE V.        COVENANTS AND AGREEMENTS...............................    24
   Section 5.1    Preparation of the Proxy Statement; Stockholder

   Section 6.1    Conditions to Each Party's Obligation to Effect the

                                       ii

                          AGREEMENT AND PLAN OF MERGER

     This AGREEMENT AND PLAN OF MERGER, dated as of June 24, 2006 (this
"Agreement"), is among Telmar Network Technology, Inc., a Delaware corporation
("Parent"), Telmar Acquisition Corp., a Delaware corporation and an indirect wholly-owned Subsidiary of Parent ("Merger Sub"), and Somera Communications,
Inc., a Delaware corporation (the "Company"). Certain terms used in this
Agreement are used as defined in Section 8.12.

     WHEREAS, the respective Boards of Directors of the Company and Merger Sub have adopted, approved and declared advisable, and the Board of Directors of
Parent has approved, this Agreement and the merger of Merger Sub with and into the Company (the "Merger"), on the terms and subject to the conditions provided for in this Agreement;

     WHEREAS, concurrently with the execution of this Agreement, as a condition and inducement to Parent's willingness to enter into this Agreement, the
Company, Parent, Merger Sub and certain stockholders of the Company are entering into a voting agreement, of even date herewith (the "Voting Agreement") pursuant to which such stockholders have agreed, subject to the terms thereof, to vote their shares of Company Common Stock (as hereinafter defined) in favor of adoption of this Agreement; and

     WHEREAS, Parent, Merger Sub and the Company desire to make certain representations, warranties, covenants and agreements in connection with the
Merger and also to prescribe various conditions to the Merger.

     NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements contained in this Agreement, and intending to be legally bound hereby, Parent, Merger Sub and the Company hereby agree as follows:

                                   ARTICLE I.

                                   THE MERGER

     Section 1.1 The Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the General Corporation Law of the State of Delaware (the "DGCL"), at the Effective Time Merger Sub shall be merged with and into the Company, and the separate corporate existence of Merger
Sub shall thereupon cease, and the Company shall be the surviving corporation in the Merger (the "Surviving Corporation").

     Section 1.2 Closing. The closing of the Merger (the "Closing") shall take place at 10:00 a.m. (New York, New York Time) on a date to be specified by the parties, which date shall be no later than the second business day after satisfaction or waiver of the conditions set forth in Article VI (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions), unless another time or date, or both, are agreed to in writing by the parties hereto. The date on which the Closing is held is herein referred to as the "Closing Date". The
Closing will be held at the offices of Willkie Farr & Gallagher LLP, 787 Seventh
Avenue, New York, NY 10019, unless another place is agreed to in writing by the parties hereto.

     Section 1.3 Effective Time. Subject to the provisions of this Agreement, as soon as practicable on the Closing Date the parties shall file a certificate of merger with the Secretary of State of the State of Delaware, executed in accordance with the relevant provisions of the DGCL (the "Certificate of
Merger"). The Merger shall become effective upon the filing of the Certificate of Merger or at such

later time as is agreed to by the parties hereto and specified in the
Certificate of Merger (the time at which the Merger becomes effective is herein referred to as the "Effective Time").

     Section 1.4 Effects of the Merger. The Merger shall have the effects set forth in the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the rights, privileges, immunities, powers and franchises of the Company and Merger Sub shall vest in the Surviving
Corporation, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

     Section 1.5 Certificate of Incorporation and Bylaws of the Surviving
Corporation.

          (a) The certificate of incorporation of the Company, as in effect immediately prior to the Effective Time, shall be amended in the Merger to be in the form of Exhibit A hereto and, as so amended, such certificate of incorporation shall be the certificate of incorporation of the Surviving
Corporation until thereafter amended as provided therein or by applicable Law.

          (b) At or prior to the Effective Time, the Company shall cause its bylaws to be amended, as of the Effective Time, to read in their entirety as set forth in Exhibit B, and, as so amended, such bylaws shall be the bylaws of the
Surviving Corporation until thereafter amended as provided therein or by applicable Law.

     Section 1.6 Directors of the Surviving Corporation. Parent and the Company
shall take all necessary actions to cause the directors of Merger Sub immediately prior to the Effective Time to be the directors of the Surviving
Corporation immediately following the Effective Time, until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

     Section 1.7 Officers of the Surviving Corporation. The officers of the
Company immediately prior to the Effective Time shall be the officers of the
Surviving Corporation until their respective successors are duly appointed and qualified or their earlier death, resignation or removal in accordance with the certificate of incorporation and bylaws of the Surviving Corporation.

                                  ARTICLE II.

   EFFECT OF THE MERGER ON THE CAPITAL STOCK OF THE CONSTITUENT CORPORATIONS;
                EXCHANGE OF CERTIFICATES; COMPANY STOCK OPTIONS

     Section 2.1 Effect on Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of the holder of any shares of common stock, $0.001 par value per share, of the Company ("Company Common
Stock") or any shares of capital stock of Merger Sub:

          (a) Capital Stock of Merger Sub. Each issued and outstanding share of capital stock of Merger Sub shall be converted into and become one validly issued, fully paid and nonassessable share of common stock, par value $0.01 per share, of the Surviving Corporation.

          (b) Cancellation of Treasury Stock and Parent-Owned Stock. Any shares of Company Common Stock that are owned by the Company as treasury stock, and any shares of Company Common Stock owned by Parent or Merger Sub, shall be automatically canceled and shall cease to exist and no consideration shall be delivered in exchange therefor.

          (c) Conversion of Company Common Stock. Each issued and outstanding share of Company Common Stock (other than Dissenting Shares and shares to be canceled in accordance with Section 2.1(b)) shall be converted into the right to receive $4.60 in cash, without interest (the "Merger Consideration"). As of the
Effective Time, all such shares of Company Common Stock shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and each holder of a certificate which immediately prior to the Effective Time represented any such shares of Company Common Stock (each, a "Certificate")
shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration to be paid in consideration therefor upon surrender of such Certificate in accordance with Section 2.2(b), without interest.

     Section 2.2 Surrender of Certificates.

          (a) Paying Agent. Prior to the Effective Time, Parent shall designate a bank or trust company to act as agent for payment of the Merger Consideration upon surrender of the Certificates (the "Paying Agent"). Immediately prior to the filing of the Certificate of Merger, Parent shall deposit, or cause to be deposited, with the Paying Agent cash sufficient to pay the aggregate Merger
Consideration payable pursuant to Section 2.1(c) upon surrender of outstanding shares of Company Common Stock. Parent shall replenish the Payment Fund to the extent of any investment losses incurred through any investment made pursuant to
Section 2.2(g). Such funds provided to the Paying Agent are referred to herein as the "Payment Fund."

          (b) Payment Procedures. Promptly (but in any event within five (5)
Business Days) after the Effective Time, the Paying Agent shall mail to each holder of record of a Certificate (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the
Certificates shall pass, only upon delivery of the Certificates to the Paying
Agent, and which shall be in such form and shall have such other provisions as
Parent may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration. Upon surrender of a Certificate for cancellation to the Paying Agent, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions (and such other customary documents as may reasonably be required by the Paying Agent), the holder of such Certificate shall be entitled to receive in exchange therefor the amount of cash into which the shares of
Company Common Stock formerly represented by such Certificate shall have been converted pursuant to Section 2.1(c), and the Certificate so surrendered shall forthwith be canceled. In the event of a transfer of ownership of shares of
Company Common Stock that is not registered in the transfer records of the
Company, the proper amount of cash may be paid in exchange therefor to a Person other than the Person in whose name the Certificate so surrendered is registered if such Certificate shall be properly endorsed or shall otherwise be in proper form for transfer and the Person requesting such payment shall pay any transfer and other Taxes required by reason of the payment to a Person other than the registered holder of such Certificate or establish to the satisfaction of the
Surviving Corporation that such Tax either has been paid or is not applicable.
Until surrendered as contemplated by this Section 2.2(b), each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the Merger Consideration. No interest will be paid or will accrue on the cash payable upon surrender of any Certificate.

          (c) Transfer Books; No Further Ownership Rights in Company Stock. All
cash paid upon the surrender of Certificates in accordance with the terms of this Article II shall be deemed to have been paid in full satisfaction of all rights pertaining to the shares of Company Common Stock previously represented by such Certificates. At the close of business on the day on which the Effective
Time occurs, the stock transfer books of the Company shall be closed and there shall be no further registration of transfers on the stock transfer books of the
Surviving Corporation of the shares of Company Common Stock that were outstanding immediately prior to the Effective Time. Subject to Section 2.2(e), if, at any

time after the Effective Time, Certificates are presented to the Surviving
Corporation or the Paying Agent for any reason, they shall be canceled and exchanged as provided in this Article II.

          (d) Lost, Stolen or Destroyed Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent, the posting by such Person of a bond, in such reasonable amount as Parent may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent will pay the Merger Consideration to such Person in exchange for such lost, stolen or destroyed Certificate.

          (e) Termination of Fund. Any portion of the Payment Fund (including the proceeds of any investments thereof) that remains undistributed to the holders of the Certificates for 270 days after the Effective Time shall be delivered by the Paying Agent to the Surviving Corporation upon demand. Any holders of Certificates who have not theretofore complied with this Article II shall thereafter look only to the Surviving Corporation for payment of the
Merger Consideration. Any portion of the Payment Fund remaining unclaimed by holders of shares of Company Common Stock as of a date which is immediately prior to such time as such amounts would otherwise escheat to or become property of any Governmental Authority shall, as of such date and to the extent permitted by law, become the property of Parent free and clear of any Lien of any Person previously entitled thereto.

          (f) No Liability. Notwithstanding any provision of this Agreement to the contrary, none of Parent, the Surviving Corporation or the Paying Agent
shall be liable to any Person for any amount properly paid from the Payment Fund or delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.

          (g) Investment of Payment Fund. The Paying Agent shall invest the
Payment Fund in U.S. government or other investment grade securities, in each case, maturing in not more than one year, or other investments of comparable liquidity and credit-worthiness as directed by Parent. Any interest and other income resulting from such investment shall be the property of, and shall be paid promptly to, Parent.

          (h) Dissenting Shares. Notwithstanding Section 2.1, any shares of
Company Common Stock outstanding immediately prior to the Effective Time and held by a Person who has not voted in favor of, the Merger or consented thereto in writing and who has properly complied with all of the relevant provisions of
Section 262 of the DGCL (the "Dissenting Shares") shall not be converted into the right to receive the Merger Consideration, unless such holder fails to perfect or withdraws or otherwise loses its rights to appraisal or it is determined that such holder does not have appraisal rights in accordance with the DGCL. If, after the Effective Time, such holder fails to perfect or withdraws or loses its right to appraisal, or if it is determined that such holder does not have appraisal rights, such shares shall be treated as if they had been converted as of the Effective Time into the right to receive the Merger
Consideration. Notwithstanding anything to the contrary contained in this
Section 2.2, if the Merger is rescinded or abandoned, then the right of any stockholder to be paid the fair value of such stockholder's Dissenting Shares pursuant to Section 262 of the DGCL will cease. The Company shall give Parent prompt notice of any demands received by the Company for appraisal of shares, and Parent shall have the right to participate in all negotiations and proceedings with respect to such demands except as required by applicable Law.
The Company shall not, except with the prior written consent of Parent, make any payment with respect to, or settle or offer to settle, any such demands, unless and to the extent required to do so under applicable Law.

     Section 2.3 Company Stock Options.

          (a) At the Effective Time, by virtue of the Merger and without any action on the part of the holder of any Company Option, each Company Option outstanding immediately prior to the Effective Time shall be canceled and terminated and (except to the extent Section 3.2 of the Company Disclosure
Schedule specifies that no payment will be made with respect to a particular
Option) converted into the right to receive a cash amount equal to the Option
Consideration for each share of Company Common Stock then subject to the Company
Option. Prior to the Effective Time, the Company shall make any amendments to the terms of the Company Stock Plans and give any notices required under the
Company Stock Plans that, in each case, are necessary to give effect to the transactions contemplated by this Section 2.3. Without limiting the foregoing, the Company shall take all actions necessary to ensure that the Company will not at the Effective Time be bound by any Options, stock appreciation rights, or other agreements which would entitle any Person, other than Parent and its
Subsidiaries, to own any capital stock of the Surviving Corporation or to receive any payment in respect thereof (other than the payment of Option
Consideration pursuant to this Section 2.3). Prior to the Effective Time, the
Company shall take all actions necessary to terminate all its Company Stock
Plans, such termination to be effective at or before the Effective Time. For purposes of this Agreement, "Option Consideration" means, with respect to any share of Company Common Stock issuable under a particular Option, an amount equal to the excess, if any, of (i) the Merger Consideration per share of
Company Common Stock over (ii) the exercise price payable in respect of such share of Company Common Stock issuable under such Option.

          (b) Prior to the Effective Time, the Company shall take all actions necessary such that (i) the Company's 1999 Employee Stock Purchase Plan (the
"ESPP") shall be terminated as of the Effective time; (ii) the offering period underway as of the date hereof shall expire as of the earlier to occur of the date such period would otherwise expire in accordance with the terms of the ESPP or the Closing Date; and (iii) no new offering periods under the ESPP shall commence on or following the date hereof.

          (c) Prior to the Effective Time, the Company shall take all actions necessary to cause the shares of restricted stock held under restricted stock agreements listed on Section 3.2(a) of the Company Disclosure Schedule to vest in accordance with the terms of such agreements.

          (d) The Company shall take such steps as may be reasonably requested by any party hereto to cause dispositions of Company equity securities
(including derivative securities) pursuant to the transactions contemplated by this Agreement by each individual who is a director or officer of the Company to be exempt under Rule 16b-3 promulgated under the Exchange Act in accordance with that certain No-Action Letter dated January 12, 1999 issued by the Securities and Exchange Commission (the "SEC") regarding such matters.

     Section 2.4 Withholding Taxes. Parent, the Surviving Corporation and the
Paying Agent shall be entitled to deduct and withhold from the consideration otherwise payable to a holder of shares of Company Common Stock or Options pursuant to this Agreement such amounts as may be required to be deducted or withheld with respect to the making of such payment under the Code, or under any provision of state, local or foreign tax law. To the extent that amounts are so deducted and withheld, such amounts shall be treated for all purposes under this
Agreement as having been paid to the Person in respect of which such deduction and withholding was made.

     Section 2.5 Adjustments. If during the period between the date of this
Agreement and the Effective Time, any change in the outstanding shares of
Company Common Stock, or securities convertible or exchangeable into or exercisable for shares of Company Common Stock, shall occur by reason of any reclassification, recapitalization, stock split or combination, exchange or readjustment of

shares of Company Common Stock, or any similar transaction, or any stock dividend thereon with a record date during such period, the Merger Consideration shall be appropriately adjusted to reflect such change.

                                  ARTICLE III.

                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

     Except as set forth in the letter (each section of which qualifies the correspondingly numbered representation and warranty to the extent expressly specified therein and such other representations and warranties to the extent a matter in such section of the disclosure schedule is disclosed in such a way as to make its relevance to the information called for by such other representation and warranty readily apparent) dated as of the date hereof and addressed to
Parent from the Company and delivered to Parent simultaneously with the execution of this Agreement (the "Company Disclosure Schedule"), the Company
represents and warrants to Parent and Merger Sub that:

     Section 3.1 Organization, Standing and Corporate Power.

          (a) The Company is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware and has all requisite corporate power and authority necessary to own or lease all of its properties and assets and to carry on its business as it is now being conducted and as currently proposed by its management to be conducted. Each of the Subsidiaries is duly organized, validly existing and, to the extent applicable in such jurisdiction, in good standing under the Laws of the jurisdiction in which it is incorporated or otherwise organized and has all requisite corporate power and authority necessary to own or lease all of its properties and assets and to carry on its business as it is now being conducted and as currently proposed by its management to be conducted. Each of the Company and its Subsidiaries is duly licensed or qualified to do business and, to the extent applicable in such jurisdiction, is in good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed, qualified or in good standing, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect. For purposes of this
Agreement, the term "Company Material Adverse Effect" shall mean any change, event, occurrence or state of facts which has had or would reasonably be likely to have, a material adverse effect on the business, properties, assets, liabilities (contingent or otherwise), results of operations or condition
(financial or otherwise) of the Company and its Subsidiaries taken as a whole;
provided, however, that none of the following shall be deemed either alone or in combination to constitute, and none of the following shall be taken into account in determining whether there has been, or would reasonably be expected to be, a
Company Material Adverse Effect: (1) any change, event, occurrence or state of facts relating to the global, U.S. or regional economy, financial markets or political conditions in general or any of the industries in which the Company operates, including such changes thereto as are caused by terrorist activities, entry into or material worsening of war or armed hostilities, or other national or international calamity, except to the extent such changes or developments have a disproportionate impact on the Company and its Subsidiaries, taken as a whole, relative to other industry participants; (2) any change, event, occurrence or state of facts that directly arises out of or results from the announcement or pendency of this Agreement or any of the Transactions, including shareholder litigation or disruption or loss of customer business, supplier or employee relationships; (3) any change, event, occurrence or state of facts directly arising out of or resulting from any action taken, or failure to take an action, by the Company or its Subsidiaries with Parent's express written consent or in accordance with the express written instructions of Parent or as otherwise expressly required or specifically permitted to be taken by the
Company or its Subsidiaries pursuant to the terms of this Agreement; (4) any change in the Company's stock price or trading volume or any failure to meet internal projections or forecasts or

published revenue or earnings projections of industry analysts (provided that this clause (4) shall not be construed as providing that the change, event, occurrence or state of facts giving rise to such change or failure does not constitute or contribute to a Company Material Adverse Effect); (5) any stockholder class action litigation arising from allegations of breach of fiduciary duty relating to the Agreement; (6) the continued depletion of net current assets as described in Section 3.6(v) of the Company Disclosure
Schedule; and (7) any change, event, occurrence or state of facts arising out of any change in GAAP or applicable accounting requirements or principles which occur or become effective after the date of this Agreement.

          (b) Section 3.1(b) of the Company Disclosure Schedule lists all
Subsidiaries of the Company together with the jurisdiction of organization of each such Subsidiary. All the outstanding shares of capital stock of, or other equity interests in, each Subsidiary of the Company have been duly authorized and validly issued and are fully paid, nonassessable and were not issued in violation of any preemptive rights, purchase option, call or right of first refusal or similar rights. All the outstanding shares of capital stock of, or other equity interests in, each Subsidiary of the Company are owned directly or indirectly by the Company and are free and clear of all liens, pledges, charges, mortgages, encumbrances, adverse rights or claims and security interests of any kind or nature whatsoever (including any restriction on the right to vote or transfer the same, except for such transfer restrictions of general applicability as may be provided under the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder (the "Securities Act"), and the "blue sky" laws of the various States of the United States or any foreign equivalent of any thereof) (collectively, "Liens"). Except as set forth in
Section 3.1(b) of the Company Disclosure Schedule, the Company does not own, directly or indirectly, any capital stock, voting securities or equity interests in any Person.

          (c) The Company has made available to Parent complete and correct copies of its certificate of incorporation and bylaws (the "Company Charter
Documents"), in each case as amended to the date of this Agreement, and all such
Company Charter Documents and the articles of incorporation and bylaws (or comparable organizational documents) of each of the Company's Subsidiaries (the
"Subsidiary Documents"). The Company Charter Documents and the Subsidiary
Documents are in full force and effect and neither the Company nor any of its
Subsidiaries is in violation of any of their respective provisions. The Company has made available to Parent and its representatives correct and complete copies of the minutes (or, in the case of minutes that have not yet been finalized, drafts thereof) of all meetings of stockholders, the Board of Directors and each committee of the Board of Directors of the Company held since January 1, 2004.

     Section 3.2 Capitalization.

          (a) The authorized capital stock of the Company consists of (i)
20,000,000 shares of preferred stock, par value $.001 per share, of the Company
("Company Preferred Stock"), and (ii) 200,000,000 shares of Company Common
Stock. At the close of business on June 23, 2006 (the "Measurement Date"), (i)
no shares of Company Preferred Stock were issued or outstanding, (ii) 5,030,595 shares of Company Common Stock were issued and outstanding (no shares of Company
Common Stock were held by the Company in its treasury), (iii) 1,372,170 shares of Company Common Stock were reserved for issuance under the Company Stock Plans
(of which 755,904 shares of Company Common Stock were subject to outstanding
Options granted under the Company Stock Plans), (iv) 7,055 shares of Company
Common Stock were reserved for issuance under outstanding warrants to purchase
Company Common Stock (the "Warrants"), (v) 40,000 shares have been reserved for restricted stock grants that have been approved by the Board of Directors but not yet been issued, (vi) 8,500 Options have been approved for newly-hired employees with an exercise price of $2.06, (vii) 4,100 Options have been approved for future employees with an exercise price at the closing price as of the date that such employee begins working for the Company, and (viii) an unspecified number of shares of Company

Common Stock was reserved with respect to the current offering period under the
ESPP. Of the issued and outstanding shares of Company Common Stock, 10,062 shares were, as of the Measurement Date, subject to the Company's repurchase right under the restricted stock agreements listed on Section 3.2(a) of the
Company Disclosure Schedule. All outstanding shares of Company Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights. Included in Section 3.2(a) of the Company Disclosure
Schedule is a correct and complete list, as of the Measurement Date, of (a) all
Options granted under the Company Stock Plans or otherwise, and, for each such
Option, (1) the number of shares of Company Common Stock subject thereto and (2)
the exercise price thereof and (b) all Warrants and, for each such Warrant, (1)
the number of shares of Company Common Stock subject thereto and (2) the exercise price thereof. Since the Measurement Date, the Company has not issued any shares of its capital stock, voting securities or equity interests, or any securities convertible into or exchangeable or exercisable for any shares of its capital stock, voting securities or equity interests, other than pursuant to the exercise of outstanding Options referred to above in this Section 3.2(a). Except
(A) as set forth above in this Section 3.2(a) or (B) as otherwise expressly permitted by Section 5.2 hereof, as of the date of this Agreement there are not, and as of the Effective Time there will not be, any shares of capital stock, voting securities or equity interests of the Company issued and outstanding or any subscriptions, options, warrants, calls, convertible or exchangeable securities, rights, commitments or agreements of any character providing for the issuance of any shares of capital stock, voting securities or equity interests of the Company, including any representing the right to purchase or otherwise receive any Company Common Stock. All of the holders of any Warrants shall have received written notice of the Merger in accordance with the terms of such
Warrants, and such Warrants shall be exercised or will terminate or expire at or prior to the Effective Time.

          (b) None of the Company or any of its Subsidiaries has issued or is bound by any outstanding subscriptions, options, warrants, calls, convertible or exchangeable securities, rights, commitments or agreements of any character providing for the issuance or disposition of any shares of capital stock, voting securities or equity interests of any Subsidiary of the Company. There are no outstanding obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any shares of capital stock, voting securities or equity interests (or any options, warrants or other rights to acquire any shares of capital stock, voting securities or equity interests) of the Company or any of its Subsidiaries. None of the Company or any of its Subsidiaries is bound to provide any funds to or make any investment in any Subsidiary of the Company that is not wholly owned by the Company or any other Person, or register any securities under the Securities Act.

          (c) As of May 28, 2006, the Company had cash, cash equivalents and short term investments of not less than $13,598,115, and no indebtedness for borrowed money outstanding.

     Section 3.3 Authority; Noncontravention; Voting Requirements.

          (a) The Company has all necessary corporate power and authority to execute and deliver this Agreement and, subject to obtaining the Company
Stockholder Approval, to perform its obligations hereunder and to consummate the
Transactions. The execution, delivery and performance by the Company of this
Agreement, and the consummation by it of the Transactions, have been duly authorized and approved by its Board of Directors, and except for obtaining the
Company Stockholder Approval, no other corporate action on the part of the
Company is necessary to authorize the execution, delivery and performance by the
Company of this Agreement and the consummation by it of the Transactions. This
Agreement has been duly executed and delivered by the Company and, assuming due authorization, execution and delivery hereof by the other parties hereto, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except that such enforceability (i) may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar laws of general application affecting or relating to the enforcement of

creditors' rights generally and (ii) is subject to general principles of equity, whether considered in a proceeding at law or in equity (collectively, the
"Bankruptcy and Equity Exception").

          (b) The Company's Board of Directors, at a meeting duly called and held, has unanimously (i) approved this Agreement and adopted, approved and declared advisable the Transactions, including this Agreement and the Merger, and (ii) resolved to recommend that stockholders of the Company adopt this
Agreement (the "Company Board Recommendation") and directed that such matter be submitted for consideration of the stockholders of the Company at the Company
Stockholders Meeting.

          (c) Neither the execution and delivery of this Agreement by the
Company nor the consummation by the Company of the Transactions, nor compliance by the Company with any of the terms or provisions hereof, will (i) conflict with or violate any provision of the Company Charter Documents or any of the
Subsidiary Documents or (ii) assuming that the authorizations, consents and approvals referred to in Section 3.4 and the Company Stockholder Approval are
obtained and the filings referred to in Section 3.4 are made, (x) violate any
Law, judgment, writ or injunction of any Governmental Authority applicable to the Company or any of its Subsidiaries or any of their respective properties or assets, or (y) materially violate or conflict with, result in the loss of any material benefit under, constitute a material default (or an event which, with notice or lapse of time, or both, would constitute a material default) under, result in the termination or revocation of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of, the
Company or any of its Subsidiaries under, any of the terms, conditions or provisions of any loan or credit agreement, debenture, note, bond, mortgage, indenture, deed of trust, license, lease, contract or other agreement, instrument or obligation (each, a "Contract") to which the Company or any of its
Subsidiaries is a party, or by which they or any of their respective properties or assets may be bound or affected that is a Material Contract or any Permit, or
(z) require any consent, approval or other authorization of, or filing with or notification to any person under, any of the terms, conditions or provisions of any Contract to which the Company or any of its Subsidiaries is a party, or by which they or any of their respective properties or assets may be bound or affected that is a Material Contract or any Permit.

          (d) The affirmative vote (in person or by proxy) of the holders of a majority of the outstanding shares of Company Common Stock at the Company
Stockholders Meeting or any adjournment or postponement thereof in favor of the adoption of this Agreement (the "Company Stockholder Approval") is the only vote or approval of the holders of any class or series of capital stock of the
Company or any of its Subsidiaries which is necessary to adopt this Agreement and approve the Transactions.

          (e) There are no voting trusts, proxies or similar agreements, arrangements or commitments to which the Company or any of its Subsidiaries is a party or of which the Company has Knowledge with respect to the voting of any shares of capital stock of the Company or any of its Subsidiaries, other than the Voting Agreement. There are no bonds, debentures, notes or other instruments of indebtedness of the Company or any of its Subsidiaries that have the right to vote, or that are convertible or exchangeable into or exercisable for securities or other rights having the right to vote, on any matters on which stockholders of the Company may vote.

     Section 3.4 Governmental Approvals. Except for (i) the filing with the SEC of a proxy statement relating to the Company Stockholders Meeting (as amended or supplemented from time to time, the "Proxy Statement"), and other filings required under, and compliance with other applicable requirements of, the
Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (the "Exchange Act"), and the rules of Nasdaq, (ii) the filing of the Certificate of

Merger with the Secretary of State of the State of Delaware pursuant to the
DGCL, (iii) compliance with and such filings as may be required under applicable
Environmental Laws, which filings are set forth in Section 3.4 of the Company
Disclosure Schedule, and (iv) filings required under, and compliance with other applicable requirements of, non-U.S. Laws intended to prohibit, restrict or regulate actions or transactions having the purpose or effect of monopolization, restraint of trade, harm to competition or effectuating foreign investment
(collectively, "Foreign Antitrust Laws"), no consents or approvals of, or filings, declarations or registrations with, any Governmental Authority are necessary for the execution, delivery and performance of this Agreement by the
Company and the consummation by the Company of the Transactions, other than such other consents, approvals, filings, declarations or registrations that, if not obtained, made or given, would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the Company's ability to perform its obligations under this Agreement or consummate the Transactions.

     Section 3.5 Company SEC Documents; Undisclosed Liabilities.

          (a) The Company has filed and furnished all required reports, schedules, forms, prospectuses, and registration, proxy and other statements with the SEC since January 1, 2004 (collectively, and in each case including all exhibits, schedules and amendments thereto and documents incorporated by reference therein, the "Company SEC Documents"). None of the Company's
Subsidiaries is required to file periodic reports with the SEC pursuant to the
Exchange Act. Except to the extent that information contained in any Company SEC
Document has been revised or superseded by a later-filed Company SEC Document
(provided, in the case of Company SEC Documents filed prior to the date hereof, the later-filed Company SEC Document was filed or furnished and made publicly available prior to the date hereof) (i) as of their respective effective dates
(in the case of Company SEC Documents that are registration statements filed pursuant to the requirements of the Securities Act), (ii) as of their respective
SEC filing dates (in the case of all other Company SEC Documents), the Company
SEC Documents complied in all material respects with the requirements of the
Exchange Act and the Securities Act, as the case may be, applicable to such
Company SEC Documents, and (iii) none of the Company SEC Documents as of such respective dates contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. To the Knowledge of the Company, no investigation by the
SEC with respect to the Company or any of its Subsidiaries is pending or threatened.

          (b) At the time they were filed with the SEC, the consolidated financial statements of the Company included in the Company SEC Documents complied as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto as then in effect, had been prepared in accordance with GAAP (except, in the case of unaudited quarterly statements, as indicated in the notes thereto)
applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly presented (including within the meaning of the Sarbanes-Oxley Act of 2002) the consolidated financial position of the Company and its consolidated Subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject, in the case of unaudited quarterly statements, to normal adjustments, none of which has been or will be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole). At the time they are filed with the SEC, the consolidated financial statements of the Company included in the Company SEC Documents (as the same may have been amended) to be filed after the date hereof will comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto as then in effect, will have been prepared in accordance with GAAP (except, in the case of unaudited quarterly statements, as indicated in the notes thereto) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and will fairly present (including within the meaning of

                                       10

the Sarbanes-Oxley Act of 2002) the consolidated financial position of the
Company and its consolidated Subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject, in the case of unaudited quarterly statements, to normal year-end audit adjustments, none of which has been or will be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole).

          (c) The Company has established and maintains disclosure controls and procedures (as such term is defined in Rule 13a-15(e) and Rule 15d-15(e) under the Exchange Act) and internal control over financial reporting (as such term is defined in Rule 13a-15(f) and Rule 15d-15(f) under the Exchange Act) that are reasonably designed to ensure that material information relating to the Company, including its consolidated Subsidiaries, is made known to the principal executive officer and principal financial officer of the Company by others within those entities. The principal executive officer and the principal financial officer of the Company have timely made all certifications required by the Sarbanes-Oxley Act of 2002 and any rules and regulations promulgated by the
SEC thereunder (the "SOX"). All of the statements contained in such certifications were complete and correct as of the dates thereof. As of the date of the Company's most recent Quarterly Report on Form 10-Q, the Company's principal executive officer and its principal financial officer disclosed, based on their evaluation at that time of internal control over financial reporting, to the Company's auditors and the audit committee of the Board of Directors of the Company (x) all significant deficiencies and material weaknesses (as such terms are defined in PCAOB Auditing Standard No. 2) in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect the Company's ability to record, process, summarize and report financial data and (y) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company's internal control over financial reporting.

          (d) The Company is in compliance in all material respects with the provisions of Section 13(b) of the Exchange Act. Neither the Company nor any of
its Subsidiaries nor, to the Company's Knowledge, any director, officer, agent, employee or other Person acting on behalf of the Company or any of its
Subsidiaries, has (i) used any corporate or other funds for unlawful contributions, payments, gifts or entertainment, or made any unlawful expenditures relating to political activity to government officials or others or established or maintained any unlawful or unrecorded funds in violation of
Section 30A of the Exchange Act or (ii) accepted or received any unlawful contributions, payments, gifts or expenditures. Except as set forth in Company
SEC Documents filed by the Company and publicly available prior to the date of this Agreement (the "Filed Company SEC Documents") or for events (or series of related matters) as to which the amounts involved do not exceed $60,000, since the Company's Definitive Proxy Statement on Schedule 14A filed with the SEC on
March 7, 2006, no event has occurred that would be required to be reported pursuant to Item 404 of Regulation S-K promulgated by the SEC if the Company were to have filed a Schedule 14A with the SEC on the date hereof.

          (e) Since January 1, 2004, neither the Company nor any of its
Subsidiaries, nor, to the Company's Knowledge, any of their directors or officers, or to the Knowledge of the Company, employees, auditors or accountants has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of the
Company or any of its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that the Company or any of its Subsidiaries has engaged in questionable accounting or auditing practices. Since January 1, 2005, no attorney representing the Company or any of its Subsidiaries, whether or not employed by the Company or any of its
Subsidiaries, has reported evidence of a material violation of securities Laws, breach of fiduciary duty or similar violation by the Company or any of its officers, directors, employees or agents to the Board of Directors of the
Company or any committee thereof or to any director or officer of the Company.

                                       11

          (f) Neither the Company nor any of its Subsidiaries has any
liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) required, if known, to be reflected or reserved against on a consolidated balance sheet of the Company prepared in accordance with GAAP or the notes thereto, except liabilities (i) as and to the extent set forth on the unaudited balance sheet of the Company and its Subsidiaries as of March 31, 2006
(the "Balance Sheet Date") included in the Company's Quarterly Report on Form
10-Q for the quarter ended as of such date (including the notes thereto) or as otherwise set forth in the consolidated financial statements of the Company included in the Filed Company SEC Documents, (ii) incurred after the Balance
Sheet Date in the ordinary course of business consistent with past practice,
(iii) that are not material to the Company and its Subsidiaries taken as a whole, (iv) arising in the ordinary course of business pursuant to Contracts disclosed on the Company Disclosure Schedule or that are not required to be disclosed on the Company Disclosure Schedule pursuant to the terms of this
Agreement or (v) incurred after the date hereof in accordance with Section 5.2.

     Section 3.6 Absence of Certain Changes or Events. Between the Balance Sheet
Date and the date hereof, there have not been any events, changes, occurrences or state of facts that, individually or in the aggregate, have had or would reasonably be likely to have a Company Material Adverse Effect. Except as set forth in Section 3.6 of the Company Disclosure Schedule, between the Balance
Sheet Date and the date hereof, (a) the Company and its Subsidiaries have carried on and operated their respective businesses in all material respects in the ordinary course of business consistent with past practice and (b) neither the Company nor any of its Subsidiaries has taken any action described in
Section 5.2 hereof that if taken after the date hereof and prior to the
Effective Time without the prior written consent of Parent would violate such provision. Without limiting the foregoing, between the Balance Sheet Date and the date hereof there has not occurred any damage, destruction or loss (whether or not covered by insurance) of any material asset of the Company or any of its
Subsidiaries which materially affects the use thereof.

     Section 3.7 Legal Proceedings. Except as set forth in Section 3.7 of the
Company Disclosure Schedule, as of the date hereof, there is no pending or, to the Knowledge of the Company, threatened, material legal, administrative, arbitral or other proceeding, claim, suit or action against the Company or any of its Subsidiaries, or, to the Knowledge of the Company, Governmental
Investigation, nor is there any injunction, order, judgment, ruling or decree imposed (or, to the Knowledge of the Company, threatened to be imposed) upon the
Company, any of its Subsidiaries or the assets of the Company or any of its
Subsidiaries, by or before any Governmental Authority that, individually or in the aggregate, as of the date hereof, (x) has had or is reasonably likely to result in the payment of money in an aggregate amount in excess of $250,000 or
(y) has had or would reasonably be expected to have a Company Material Adverse
Effect, nor is there any judgment outstanding against the Company or any of its
Subsidiaries that, as of the date hereof, (x) has had or is reasonably likely to result in the payment of money in an aggregate amount of $250,000 or (y) has had or would reasonably be expected to have a Company Material Adverse Effect.

     Section 3.8 Compliance With Laws; Permits.

          (a) The Company and its Subsidiaries are in compliance in all material respects with all laws (including common law), statutes, rules, codes, executive orders, ordinances, regulations, requirements, administrative rulings or judgments of any Governmental Authority or any order, writ, injunction or decree, whether preliminary or final, entered by any court, arbitrator or other
Governmental Authority (collectively, "Laws") applicable to the Company or any of its Subsidiaries or any of their properties or other assets or any of their businesses or operations. Since January 1, 2004, neither the Company nor any of its Subsidiaries has received written notice to the effect that a Governmental
Authority claimed or alleged that the Company or any of its Subsidiaries was not in compliance in a

                                       12

material respect with any Law applicable to the Company and any of its
Subsidiaries, any of their material properties or other assets or any of their business or operations. To the Knowledge of the Company, neither the Company nor any of its Subsidiaries, nor any officer, director or employee of the Company or any such Subsidiary, is under investigation by any Governmental Authority related to the conduct of the Company's or any such Subsidiary's business, the results of which investigation would or would reasonably be expected to be materially adverse to the business or assets of the Company and its Subsidiaries taken as a whole.

          (b) The Company and each of its Subsidiaries hold all material licenses, franchises, permits, certificates, approvals and authorizations from
Governmental Authorities, or required by Governmental Authorities to be obtained, in each case necessary for the conduct of their respective businesses, including the manufacture and sale of their respective products (collectively,
"Permits"). The Company and its Subsidiaries are in compliance in all material respects with the terms of all Permits, and all such Permits are in full force and effect, except where such suspension or cancellation would not be reasonably expected to constitute a Company Material Adverse Effect. Since January 1, 2005,
neither the Company nor any of its Subsidiaries has received written notice from a Governmental Authority that such Governmental Authority was considering the amendment, termination, revocation or cancellation of any Permit.

          (c) No event or condition has occurred or exists which would result in a violation of, breach, default or loss of a benefit under, or acceleration of an obligation of the Company or any of its Subsidiaries under, any Permit (in each case, with or without notice or lapse of time or both), except for violations, breaches, defaults, losses or accelerations that would not, individually or in the aggregate, reasonably be expected to have a Company
Material Adverse Effect. No such suspension, cancellation, violation, breach, default, loss of a benefit, or acceleration of an obligation will result from the transactions contemplated by this Agreement, except for violations, breaches, defaults, losses or accelerations that would not be reasonably be expected to result in a Company Material Adverse Effect.

     Section 3.9 Information in Proxy Statement. The Proxy Statement and any
other document filed with the SEC by the Company in connection with the Merger
(or any amendment thereof or supplement thereto), at the date first mailed to the stockholders of the Company and at the time of the Company Stockholders
Meeting, as the case may be, will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading; provided, however, that no representation is made by the Company with respect to statements made therein based on information supplied in writing by Parent or Merger Sub relating to
Parent or Merger Sub and specifically for inclusion in such documents. The Proxy
Statement and such other documents filed with the SEC by the Company will comply in all material respects with the provisions of the Exchange Act.

     Section 3.10 Tax Matters.

          (a) Except as set forth on Section 3.10 of the Company Disclosure
Schedule, each of the Company and its Subsidiaries has timely filed, or has caused to be timely filed on its behalf (taking into account an extension of time within which to file), all income and franchise Tax Returns and all other material Tax Returns required to be filed by it, and all such Tax Returns are correct and complete in all material respects. All material Taxes of the Company and its Subsidiaries due and owing have been timely paid (whether or not shown to be due on such Tax Returns). For purposes of this Section 3.10(a), "other material Tax Returns" means any and all Tax Returns (other than income and franchise Tax Returns) for which Taxes that are due and payable (whether or not shown due) exceed $25,000.

                                       13

          (b) The most recent financial statements contained in the Filed
Company SEC Documents reflect an adequate reserve for all Taxes payable by the
Company and its Subsidiaries for all taxable periods and portions thereof through the date of such financial statements. No deficiency with respect to
Taxes has been proposed, asserted or assessed against the Company or any of its
Subsidiaries.

          (c) The federal income Tax Returns of the Company and each of its
Subsidiaries have been examined by and settled with the IRS (or the applicable statute of limitations has expired) for all years through 1999. All assessments for Taxes due with respect to such completed and settled examinations or any concluded litigation have been fully paid.

          (d) Neither the Company nor any of its Subsidiaries has constituted either a "distributing corporation" or a "controlled corporation" (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code since the effective date of Section 355(e) of the Code.

          (e) Except as set forth on Section 3.10(e) of the Company Disclosure
Schedule, no audit or other administrative or court proceedings are pending, or to the Knowledge of the Company are threatened with any Governmental Authority with respect to Taxes of the Company or any of its Subsidiaries and no written notice thereof has been received.

          (f) Neither the Company nor any of its Subsidiaries has ever been a member of an affiliated group of corporations, within the meaning of Section
1504 of the Code, other than the affiliated group of which the Company is the common parent.

          (g) There are no material outstanding agreements extending or waiving the statutory period of limitations applicable to any claim for, or the period for the collection, assessment or reassessment of, Taxes due from the Company or any of its Subsidiaries for any taxable period and, to the Knowledge of the
Company, no request for any such waiver or extension is currently pending.

          (h) Neither the Company nor any of its Subsidiaries has been a United
States real property holding corporation within the meaning of Section 897(c)(2)
of the Code during the five-year period ending on the date of this Agreement.

          (i) Neither the Company nor any of its Subsidiaries is a party to any
Tax sharing or similar Tax agreement (other than an agreement exclusively between or among the Company and its Subsidiaries) pursuant to which it will have any obligation to make any payments after the Closing Date.

          (j) Neither the Company nor any of its Subsidiaries has engaged in any transaction that has given rise to or would reasonably be expected to give rise to (i) a disclosure obligation with respect to any Person under Section 6111 of the Code and the regulations promulgated thereunder, (ii) a list maintenance obligation with respect to any Person under Section 6112 of the Code and the regulations promulgated thereunder, or (iii) a disclosure obligation as a
"reportable transaction" under Section 6011 of the Code and the regulations promulgated thereunder.

          (k) Neither the Company nor any of its Subsidiaries has made or is obligated to make any payment that would not be deductible pursuant to Section
162(m) of the Code.

          (l) The Company and its Subsidiaries have withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party, except for such Taxes as to which the failure to pay or withhold is not, individually or in the aggregate, material to the Company.

                                       14

          (m) Neither the Company nor any of its Subsidiaries will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any (i) change in method of accounting for a taxable period ending on or prior to the Closing Date, (ii) "closing agreement" as described in
Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax Law) executed on or prior to the Closing Date, (iii)
installment sale or open transaction disposition made on or prior to the Closing
Date or (iv) prepaid amount received on or prior to the Closing Date.

          (n) The Company has made, or will make within 30 days of the date hereof, available to Parent complete and correct copies of (i) all income and franchise Tax Returns and all other material Tax Returns of the Company and its
Subsidiaries for the preceding three taxable years and (ii) any audit report issued within the last three years (or otherwise with respect to any audit or proceeding in progress) relating to income and franchise and any other material
Taxes of the Company or any of its Subsidiaries.

          (o) For purposes of this Agreement: (i) "Taxes" shall mean (a) all federal, state, local or foreign taxes, charges, fees, imposts, levies or other assessments, including all net income, gross receipts, capital, sales, use, ad valorem, value added, transfer, franchise, profits, inventory, capital stock, license, withholding, payroll, employment, social security, unemployment, excise, severance, stamp, occupation, property and estimated taxes, customs duties, fees, assessments and charges of any kind whatsoever, (b) all interest, penalties, fines, additions to tax or additional amounts imposed by any Taxing
Authority in connection with any item described in clauses (a) or (b), and (c)
any amounts in respect of any items described in clauses (a) and/or (b) payable by reason of contract, assumption, transferee liability, operation of Law,
Treasury Regulation Section 1.1502-6(a) (or any predecessor or successor thereof of any analogous or similar provision under Law) or otherwise, and (ii) "Tax
Returns" shall mean any return, report, claim for refund, estimate, information return or statement, tax election or other similar document relating to or required to be filed with any Governmental Authority with respect to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

     Section 3.11 Employee Benefits and Labor Matters.

          (a) Section 3.11(a) of the Company Disclosure Schedule sets forth a complete and correct list, separately with respect to each country in which the
Company or any of its Subsidiaries has employees, of: (i) all "employee benefit plans" (as defined in Section 3(3) of the Employee Retirement Income Security
Act of 1974, as amended ("ERISA"), and without regard to whether ERISA applies thereto), and (ii) all other employee benefit plans, agreements, policies or arrangements, including employment, consulting or other compensation agreements, collective bargaining agreements and all plans, agreements, policies or arrangements providing for bonus or other incentive compensation, equity or equity-based compensation, retirement, deferred compensation, change in control rights or benefits, termination or severance benefits, stock purchase, sick leave, vacation pay, salary continuation, hospitalization, medical insurance, life insurance, fringe benefits or other compensation, or educational assistance, in each case to which the Company or any of its Subsidiaries has any obligation or liability (contingent or otherwise) thereunder for current or former directors or employees of the Company or any of its Subsidiaries (the
"Employees") (collectively, the "Company Plans"). Section 3.11(a) of the Company
Disclosure Schedule separately sets forth each Company Plan which is a
"multiemployer plan", as defined in Section 3(37) of ERISA (a "Multiemployer
Plan"), or is or has been subject to Sections 4063 or 4064 of ERISA.

          (b) True, current and complete copies of the following documents, with respect to each of the Company Plans (other than a Multiemployer Plan), have been made available to Parent by the Company, to the extent applicable: (i) any plans, all amendments thereto and related trust documents,

                                       15

insurance contracts or other funding arrangements, and amendments thereto; (ii)
the most recent Forms 5500 and all schedules thereto and the most recent actuarial report, if any; (iii) the most recent IRS determination letter; (iv)
the most recent summary plan descriptions; and (v) written descriptions of all non-written material agreements relating to the Company Plans.

          (c) The Company Plans have been maintained, in all material respects, in accordance with their terms and with all applicable provisions of ERISA, the
Code and other applicable Laws, and neither the Company nor any of its
Subsidiaries nor, to the Knowledge of the Company, any "party in interest" or
"disqualified person" with respect to the Company Plans has engaged in a non-exempt "prohibited transaction" within the meaning of Section 4975 of the
Code or Section 406 of ERISA or in a violation of any other applicable Laws comparable to such provisions of the Code or ERISA. No fiduciary has any material liability for breach of fiduciary duty or any other failure to act or comply in connection with the administration or investment of the assets of any
Company Plan; provided that this sentence is subject to the Knowledge of the
Company to the extent that any Company Plan refers to a Plan fiduciary other than (i) the Company, (ii) any Subsidiary, or (iii) or any of their respective officers, employees and directors.

          (d) Each Company Plan that is intended to meet the requirements for country specific tax-favored treatment under Subchapter B of Chapter 1 of
Subtitle A of the Code or other applicable Laws meets such requirements, including (i) any Company Plans intended to qualify under Section 401 of the
Code are so qualified and (ii) any trusts intended to be exempt from federal income taxation under Section 501 of the Code are so exempt. Nothing has occurred with respect to the operation of the Company Plans that could cause the loss of such tax favored treatment, qualification or exemption, or the imposition of any material liability, penalty or tax under ERISA, the Code or other applicable Law.

          (e) Neither the Company, any of its Subsidiaries or any other Persons who are treated as a single employer together with the Company or any of its
Subsidiaries pursuant to Section 414(b), (c), (m) (o) of ERISA ("ERISA
Affiliates") has any unsatisfied liability with respect to any complete or partial withdrawal from any Multiemployer Plan, or the termination or reorganization of any Multiemployer Plan. Parent will not have by reason of the consummation of the Transactions any additional material obligation or liability
(contingent or otherwise) (i) with respect to any Multiemployer Plan or (ii) any collective bargaining agreement (or any memorandum of understanding or other modification of any collective bargaining agreement).

          (f) All contributions (including all employer contributions and employee salary reduction contributions) required to have been made under any of the Company Plans (including workers compensation) or by law (without regard to any waivers granted under Section 412 of the Code) to any funds or trusts established thereunder or in connection therewith have been made by the due date thereof (including any valid extension). As of the date of the most recent consolidated balance sheet of the Company included in the Filed Company SEC
Documents for the period ending as of the Closing Date and for the three preceding years, all contributions that are not yet due will have been paid or sufficient accruals for such contributions and other payments in accordance with
GAAP are duly and fully provided for on such balance sheets. No accumulated funding deficiencies exist in any of the Company Plans or Title IV Plans subject to Section 412 of the Code.

          (g) There is no "amount of unfunded benefit liabilities" as defined in
Section 4001(a)(18) of ERISA in any of the Company Plans subject to Title IV of
ERISA, as determined in accordance with the actuarial assumptions used by the
Pension Benefit Guaranty Corporation ("PBGC") to determine the level of funding required in the event of the termination of such Company Plan.

                                       16

          (h) Neither the Company nor any of its Subsidiaries or ERISA
Affiliates has terminated any Title IV Plan in a distress termination, or incurred any outstanding liability under Section 4062 of ERISA to the PBGC or to a trustee appointed under Section 4042 of ERISA. All premiums due the PBGC with respect to the Title IV Plans have been timely paid.

          (i) No liability under any Company Plan is funded nor has any such obligation been satisfied with the purchase of a contract from an insurance company that is not rated AA by Standard & Poor's Corporation or the equivalent by a nationally recognized rating agency.

          (j) Neither the Company nor any of its Subsidiaries or ERISA
Affiliates, or any organization to which the Company is a successor or parent corporation within the meaning of Section 4069(b) of ERISA, has engaged in any transaction within the meaning of Section 4069 or 4212(c) of ERISA as to which the Company or any of its Subsidiaries has any obligation or liability, contingent or otherwise.

          (k) To the Knowledge of the Company, there are no pending actions or lawsuits which have been asserted or instituted against the Company Plans, the assets of any of the trusts under such plans or the sponsor or administrator of any of the Company Plans, or against any fiduciary of the Company Plans (other than routine benefit claims), nor does the Company have any Knowledge of facts that could form the basis for any such action or lawsuit.

          (l) All amendments and actions required to bring the Company Plans into conformity in all material respects with all of the applicable provisions of the Code, ERISA and other applicable laws have been made or taken, except to the extent that such amendments or actions are not required by law to be made or taken until a date after the Closing Date.

          (m) None of the Company Plans with respect to current or former employees within the United States provide for post-employment life or health insurance, or other welfare benefits coverage for any participant or any beneficiary of a participant, except (i) as may be required under the
Consolidated Omnibus Budget Reconciliation Act of 1985, as amended ("COBRA") or other similar law, (ii) deferred compensation benefits accrued as Liabilities on the Company Financial Statements and (iii) at the expense of the participant or the participant's beneficiary. Each of the Company and any ERISA Affiliate which maintains a "group health plan" within the meaning of Section 5000(b)(1) of the
Code has complied in all material respects with the notice and continuation requirements of Section 4980B of the Code, COBRA, Part 6 of Subtitle B of Title
I of ERISA.

          (n) Neither the execution and delivery of this Agreement nor the consummation of the Transactions will (i) except as set forth in Sections 2.1 and 2.3 or on Section 3.11(n) of the Company Disclosure Schedule, result in any payment becoming due to any Employee, (ii) increase any benefits otherwise payable under any Company Plan or (iii) except as set forth on Section 3.11 of the Company Disclosure Schedule, result in the acceleration of the time of payment or vesting of any such benefits under any such plan.

          (o) Neither the Company nor any of its Subsidiaries has a contract, plan or commitment, whether legally binding or not, to create any additional
Company Plan or to modify any existing Company Plan.

          (p) Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (either alone or in combination with another event that occurs at or prior to the Effective Time)
result in the payment of any amount that would, individually or in

                                       17

combination with any other such payment, reasonably be expected to constitute an
"excess parachute payment," as defined in Section 280G(b)(1) of the Code.

          (q) None of the Employees is represented in his or her capacity as an employee of the Company or any of its Subsidiaries by any labor organization or works council or similar representative. Neither the Company nor any of its
Subsidiaries has recognized any labor organization, nor has any labor organization been elected as the collective bargaining agent of any Employees, nor has the Company or any of its Subsidiaries entered into any collective bargaining agreement or union contract recognizing any labor organization as the bargaining agent of any Employees. The Company and its Subsidiaries are in
compliance with all Laws relating to the employment of labor, including all such
Laws relating to wages, hours, the Worker Adjustment and Retraining Notification
Act and any similar state or local "mass layoff" or "plant closing" law
("WARN"), collective bargaining, discrimination, civil rights, safety and health, workers' compensation and the collection and payment of withholding and/or social security taxes and any similar tax, except for immaterial non-compliance.

     Section 3.12 Environmental Matters.

          (a) Except for those matters that (together with the matters referred to in Section 3.12(e)) have not resulted and would not reasonably be expected to result in the Company or any of its Subsidiaries incurring Environmental
Liabilities individually in excess of $25,000 or in the aggregate in excess of
$100,000, (A) each of the Company and its Subsidiaries is, and has been, in compliance with all applicable Environmental Laws, (B) to the Knowledge of the
Company, there is no investigation, suit, claim, action or proceeding relating to or arising under Environmental Laws that is pending or threatened against or affecting the Company or any of its Subsidiaries or any real property currently or, to the Knowledge of the Company, formerly owned, operated or leased by the
Company or its Subsidiaries; (C) neither the Company nor any of its Subsidiaries has received any notice of or entered into or assumed by Contract or operation of Law or otherwise, any obligation, liability, order, settlement, judgment, injunction or decree relating to or arising under Environmental Laws; (D) to the
Knowledge of the Company, no facts, circumstances or conditions exist with respect to the Company or any of its Subsidiaries or any property currently or formerly owned, operated or leased by the Company or any of its Subsidiaries or any property to or at which the Company or any of its Subsidiaries transported or arranged for the disposal or treatment of Hazardous Materials that would reasonably be likely to result in the Company and its Subsidiaries incurring
Environmental Liabilities individually in the excess of $25,000 or in the aggregate in excess of $100,000.

          (b) The Company has made available complete copies of all
environmentally related audits, studies, reports, analyses and results of investigations in the possession of the Company or any of its Subsidiaries or any of their respective representatives that have been performed by third parties since January 1, 2004 with respect to currently or previously owned, leased or operated properties of the Company or any of its Subsidiaries.

          (c) (i) The Company has obtained and currently maintains all Permits necessary under Environmental Laws for their operations ("Environmental
Permits"), (ii) there is no investigation known to the Company, nor any action pending or, to the Knowledge of the Company, threatened against or affecting the
Company or any real property owned, operated or leased by the Company to revoke such Environmental Permits, and (iii) the Company has not received any written notice from any Governmental Authority to the effect that there is lacking any
Environmental Permit required under Environmental Law for the current use or operation of any property owned, operated or leased by the Company.

                                       18

          (d) The Transactions do not require the consent of or filings with any
Governmental Authority with jurisdiction over the Company or any of its
Subsidiaries on environmental matters.

          (e) Except as set forth in the environmental reports listed on Section
3.12(e) of the Company Disclosure Schedule, and for those matters that (together with the matters referred to in Section 3.12(a)) have not resulted and would not reasonably be expected to result in the Company and its Subsidiaries incurring
Environmental Liabilities, individually in excess of $25,000 or in the aggregate in excess of $100,000, there is not now, nor has there been in the past, on, in or under any real property owned, leased or operated by the Company or any of its Subsidiaries, (i) any underground storage tanks, above-ground storage tanks, dikes or impoundments, (ii) any asbestos-containing materials, (iii) any polychlorinated biphenyls or (iv) any radioactive substances.

          (f) Neither the Company nor any of its Subsidiaries has (i)
manufactured or distributed or otherwise incorporated into any product it manufactured or distributed, or (ii) ever acquired any company or business that manufactured or distributed or otherwise incorporated into any product it manufactured or distributed, any asbestos or asbestos-containing materials.

          (g) For purposes of this Agreement:

               (i) "Environmental Laws" means all Laws relating in any way to the environment, preservation or reclamation of natural resources, the presence, management or Release of, or exposure to, Hazardous Materials, or to human health and safety, including the Comprehensive Environmental
     Response, Compensation and Liability Act (42 U.S.C. Section 9601 et seq.),
     the Hazardous Materials Transportation Act (49 U.S.C. Section 5101 et
     seq.), the Resource Conservation and Recovery Act (42 U.S.C. Section 6901
     et seq.), the Clean Water Act (33 U.S.C. Section 1251 et seq.), the Clean
     Air Act (42 U.S.C. Section 7401 et seq.), the Safe Drinking Water Act (42
     U.S.C. Section 300f et seq.), the Toxic Substances Control Act (15 U.S.C.
     Section 2601 et seq.), the Federal Insecticide, Fungicide and Rodenticide
     Act (7 U.S.C. Section 136 et seq.), and the Occupational Safety and Health
     Act (29 U.S.C. Section 651 et seq.), each of their state and local counterparts or equivalents, each of their foreign and international equivalents, and any transfer of ownership notification or approval statute
     (including the Industrial Site Recovery Act (N.J. Stat. Ann. Section
     13:1K-6 et seq.), as each has been amended and the regulations promulgated pursuant thereto.

               (ii) "Environmental Liabilities" means, with respect to any
     Person, all liabilities, obligations, responsibilities, remedial actions, losses, damages, punitive damages, consequential damages, treble damages, costs and expenses (including any amounts paid in settlement, all reasonable fees, disbursements and expenses of counsel, experts and consultants and costs of investigation and feasibility studies), fines, penalties, sanctions and interest incurred as a result of any claim or demand by any other Person or in response to any violation of Environmental
     Law, whether known or unknown, accrued or contingent, whether based in contract, tort, implied or express warranty, strict liability, criminal or civil statute, to the extent based upon, related to, or arising under or pursuant to any Environmental Law, environmental permit, order or agreement with any Governmental Authority or other Person, which relates to any environmental, health or safety condition, violation of Environmental Law or a Release or threatened Release of Hazardous Materials.

               (iii) "Hazardous Materials" means any material, substance or waste that is regulated, classified, or otherwise characterized under or pursuant to any Environmental Law as "hazardous", "toxic", a "pollutant", a
     "contaminant", "radioactive" or words of similar meaning or effect, including petroleum and its by-products, asbestos, polychlorinated biphenyls, radon,

                                       19

     mold, urea formaldehyde insulation, chlorofluorocarbons and all other ozone-depleting substances.

               (iv) "Release" means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, disposing of or migrating into or through the environment.

     Section 3.13 Contracts.

          (a) Set forth in Section 3.13(a) of the Company Disclosure Schedule is
a list of each Contract that would be required to be filed as an exhibit to a
Registration Statement on Form S-1 under the Securities Act or an Annual Report on Form 10-K under the Exchange Act if such registration statement or report was filed by the Company with the SEC on the date hereof and which has not previously been filed as an exhibit to the Filed Company SEC Documents. Also set forth in Section 3.13(a) of the Company Disclosure Schedule is a list of each of the following to which the Company or any of its Subsidiaries is a party which has not previously been filed as an exhibit to the Filed Company SEC Documents:
(A) Contract that purports to limit, curtail or restrict the ability of the
Company or any of its existing or future Subsidiaries or Affiliates to compete in any geographic area or line of business or restrict the Persons with whom it and existing or future Subsidiaries or Affiliates can compete or to whom it or its existing or future Subsidiaries or Affiliates can sell products or deliver services, (B) Contract with any director, officer or other Affiliate of the
Company, (C) loan or credit agreement, mortgage, indenture, note or other
Contract or instrument evidencing indebtedness for borrowed money by the Company or any of its Subsidiaries or any Contract or instrument pursuant to which indebtedness for borrowed money may be incurred or is guaranteed by the Company or any of its Subsidiaries, (D) financial derivatives master agreement or confirmation, or futures account opening agreements and/or brokerage statements, evidencing financial hedging or similar trading activities, (E) voting agreement, (F) mortgage, pledge, security agreement, deed of trust or other
Contract granting a Lien on any material property or assets of the Company or any of its Subsidiaries, (G) Contract that has required payments of consideration (whether or not measured in cash) in the fiscal year 2005 or that is reasonably likely to require payment of consideration in fiscal year 2006
(whether or not measured in cash) of greater than $100,000, (H) "standstill" or similar agreement, (I) agreement pertaining to any material Intellectual
Property Right (except for any licenses for commercial off-the-shelf software), or (J) commitment or agreement to enter into any of the foregoing (the Contracts and other documents required to be listed on Section 3.13(a) of the Company
Disclosure Schedule, together with any and all other Contracts of such type entered into in accordance with Section 5.2 and the Contracts filed as exhibits to the Filed Company SEC Documents, each a "Material Contract"). The Company has heretofore made available to Parent complete and correct copies of each Material
Contract in existence as of the date hereof, together with any and all amendments and supplements thereto and material "side letters" and similar documentation relating thereto.

          (b) Each of the Material Contracts is valid, binding and in full force and effect and is enforceable in accordance with its terms by the Company and its Subsidiaries party thereto, subject to the Bankruptcy and Equity Exception.
Except as set forth on Section 3.13(b) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries is in material default under any
Material Contract, nor does any condition exist that, with notice or lapse of time or both, would constitute a material default thereunder by the Company or its Subsidiaries party thereto. To the Knowledge of the Company, no other party to any Material Contract is in material default thereunder, nor does any condition exist that with notice or lapse of time or both would constitute a material default by any such other party thereunder. Neither the Company nor any of its Subsidiaries has received any written notice of termination or cancellation under any Material Contract or received any notice of breach or default under any Material Contract which breach has not been cured.

                                       20

     Section 3.14 Title to Properties.

          (a) The Company and its Subsidiaries (i) have good, valid and marketable title to all properties and other assets which are reflected on the most recent consolidated balance sheet of the Company included in the Filed
Company SEC Documents as being owned by the Company or one of its Subsidiaries
(or acquired after the date thereof) and which are, individually or in the aggregate, material to the Company's business or financial condition on a consolidated basis (except properties sold or otherwise disposed of since the date thereof in the ordinary course of business consistent with past practice and not in violation of this Agreement), free and clear of all Liens except (x)
statutory liens securing payments not yet due, (y) security interests, mortgages and pledges that are disclosed in the Filed Company SEC Documents that secure indebtedness that is reflected in the most recent consolidated financial statements of the Company included in the Filed Company SEC Documents and (z)
such other imperfections or irregularities of title or other Liens that, individually or in the aggregate, do not and would not reasonably be expected to materially affect the use of the properties or assets subject thereto or otherwise materially impair business operations as presently conducted or as currently proposed by the Company's management to be conducted, and (ii) have good and valid leasehold interests (subject to customary subordination provisions) in all real property leased or subleased by them as reflected in the
Filed Company SEC Documents (or acquired after the date thereof) which are, individually or in the aggregate, material to the Company's business or financial condition on a consolidated basis (other than any such leaseholds whose scheduled terms have expired subsequent to the date of such Filed Company
SEC Documents).

          (b) The tangible assets which are reflected on the most recent consolidated balance sheet of the Company included in the Filed Company SEC
Documents as being owned by the Company or one of its Subsidiaries (or acquired after the date hereof) are in good operating condition and repair (except for normal wear and tear and those defects that are not material) and have been maintained in accordance with reasonable commercial practices in light of the
Company's financial condition.

     Section 3.15 Intellectual Property.

          (a) The Company and its Subsidiaries own, or are validly licensed or otherwise have the valid right to use, all Intellectual Property and other intellectual property rights and computer programs (collectively, "Intellectual
Property Rights") that are material to the conduct of the business of the
Company and its Subsidiaries taken as a whole. Section 3.15(a) of the Company
Disclosure Schedule sets forth as of the date of this Agreement a description of all Intellectual Property Rights which are material to the conduct of the business of the Company and its Subsidiaries taken as a whole. No claims are pending or, to the Knowledge of the Company, threatened that the Company or any of its Subsidiaries is infringing or otherwise adversely affecting the rights of any Person with regard to any Intellectual Property Right. To the Knowledge of
the Company, the conduct of the business of the Company and its Subsidiaries does not infringe, violate or misappropriate any Intellectual Property Right of any Person. The Company and its Subsidiaries are the sole and exclusive owner of, or have a valid right to use, sell and license, as the case may be, all
Intellectual Property Rights used, sold or licensed by the Company and its
Subsidiaries, as applicable, in the business of the Company and its Subsidiaries as presently conducted. The consummation of the transactions contemplated hereby will not materially alter or impair the Intellectual Property Rights of the
Company and its Subsidiaries.

          (b) To the Knowledge of the Company, no third party is infringing, violating, misusing or misappropriating any Intellectual Property Rights of the
Company or any of its Subsidiaries, and no such claims have been made against a third party by the Company or any of its Subsidiaries.

                                       21

          (c) No present or former employee, officer or director of the Company or any of its Subsidiaries, or agent or outside contractor of the Company or any of its Subsidiaries, holds any right, title or interest, directly or indirectly, in whole or in part, in or to any Intellectual Property Rights of the Company
and its Subsidiaries. Other than with respect to copyrightable works the Company hereby represents to be "works made for hire" within the meaning of Section 101 of the Copyright Act of 1976, the Company and each of its Subsidiaries have obtained from all individuals who participated in any respect in the invention or authorship of any Intellectual Property Rights owned or purported to be owned by the Company or one of its Subsidiaries, as consultants, employees of consultants or otherwise, effective waivers of any and all ownership rights of such individuals in such Intellectual Property Rights, and written assignments to the Company or one of its Subsidiaries of all rights with respect thereto.

          (d) The Company and its Subsidiaries have taken all commercially reasonable steps to protect their Intellectual Property Rights. Neither the
Company nor any of its Subsidiaries has disclosed, or is under any obligation to disclose, its proprietary Software in source code form, except to parties that have executed written obligations to preserve the confidentiality of such source code.

     Section 3.16 Insurance. All material insurance policies of the Company and its Subsidiaries (the "Policies") are in full force and effect and are listed on
Schedule 3.16 of the Company Disclosure Schedule. Neither the Company nor any of
its Subsidiaries is in material breach or default, and neither the Company nor any of its Subsidiaries has taken any action or failed to take any action which, with notice or the lapse of time, would constitute such a breach or default, or permit termination or modification of any of the Policies. No notice of cancellation or termination has been received by the Company with respect to any such Policy. With respect to each of the legal proceedings set forth in the
Company SEC Documents, no carrier of any Policy has asserted any denial of coverage other than the issuance of customary reservation of rights letters issued by such carriers in connection with the filing of any claims.

     Section 3.17 Opinion of Financial Advisor. The Board of Directors of the
Company has received the written opinion of Houlihan Lokey Howard & Zukin (the
"Financial Advisor") dated as of the date of this Agreement, to the effect that, as of such date, and subject to the various assumptions and qualifications set forth therein, the consideration to be received in the Merger by the stockholders of the Company is fair from a financial point of view to such stockholders (the "Fairness Opinion"). The Company has furnished to Parent a correct and complete copy of the Fairness Opinion. The Company has obtained the authorization of the Financial Advisor to include a copy of the Fairness Opinion in the Company Proxy Statement.

     Section 3.18 Brokers and Other Advisors. Except as set forth in Section
3.18 of the Company Disclosure Schedule, the fees and expenses of which will be paid by the Company, no broker, investment banker, financial advisor or other
Person is entitled to any broker's, finder's, financial advisor's or other similar fee or commission, or the reimbursement of expenses, in connection with the Transactions based upon arrangements made by or on behalf of the Company or any of its Subsidiaries.

     Section 3.19 Anti-Takeover Statutes. The Company has taken all necessary action to render Section 203 of the DGCL and any other potentially applicable anti-takeover or similar statute or regulation or provision of the certificate of incorporation or by-laws, or other organizational or constitutive document or governing instruments of the Company inapplicable to this Agreement, the Voting
Agreement and the Transactions contemplated by this Agreement.

                                       22

     Section 3.20 Customers and Suppliers.

          (a) Section 3.20(a) of the Company Disclosure Schedule sets forth a list of the top twenty (20) suppliers, by dollar amount paid by the Company and its Subsidiaries (taken together), for the fiscal year of the Company ended
December 31, 2005, from whom the Company or any of its Subsidiaries has purchased goods and/or services. Except as set forth on Schedule 3.20(a) of the
Company Disclosure Schedule, no such supplier has expressed in writing or, to the Company's Knowledge, verbally to the Company or any of its Subsidiaries its intention to cancel or otherwise terminate or materially reduce its relationship with the Company or any of its Subsidiaries.

          (b) Section 3.20(b) of the Company Disclosure Schedule sets forth a list of the top twenty (20) customers, by revenue derived by the Company and its
Subsidiaries (taken together), for the fiscal year ended December 31, 2005, to whom the Company or any of its Subsidiaries has sold goods and/or services.
Except as set forth on Schedule 3.20(b) of the Company Disclosure Schedule, no
such customer has expressed in writing or, to the Company's Knowledge, verbally to the Company or any of its Subsidiaries its intention to cancel or otherwise terminate or materially reduce its relationship with the Company or any of its
Subsidiaries.

                                  ARTICLE IV.

             REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

     Parent and Merger Sub jointly and severally represent and warrant to the
Company:

     Section 4.1 Organization, Standing and Corporate Power. Each of Parent and
Merger Sub is a corporation duly organized, validly existing and in good standing under the Laws of the jurisdiction in which it is incorporated.

     Section 4.2 Authority; Noncontravention.

          (a) Each of Parent and Merger Sub has all necessary corporate power and authority to execute and deliver this Agreement and to perform their respective obligations hereunder and to consummate the Transactions. The execution, delivery and performance by Parent and Merger Sub of this Agreement, and the consummation by Parent and Merger Sub of the Transactions, have been duly authorized and approved by their respective Boards of Directors and no other corporate action on the part of Parent and Merger Sub is necessary to authorize the execution, delivery and performance by Parent and Merger Sub of this Agreement and the consummation by them of the Transactions. This Agreement has been duly executed and delivered by Parent and Merger Sub and, assuming due authorization, execution and delivery hereof by the Company, constitutes a legal, valid and binding obligation of each of Parent and Merger Sub, enforceable against each of them in accordance with its terms, subject to the
Bankruptcy and Equity Exception.

          (b) Neither the execution and delivery of this Agreement by Parent and
Merger Sub, nor the consummation by Parent or Merger Sub of the Transactions, nor compliance by Parent or Merger Sub with any of the terms or provisions hereof, will (i) conflict with or violate any provision of the certificate of incorporation or bylaws of Parent or the certificate of incorporation or bylaws of Merger Sub or (ii) assuming that the authorizations, consents and approvals referred to in Section 4.3 are obtained and the filings referred to in Section
4.3 are made, (x) violate any Law, judgment, writ or injunction of any
Governmental Authority applicable to Parent or any of its Subsidiaries or any of their respective properties or assets, or (y) violate, conflict with, result in the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the

                                       23

termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of, Parent or Merger Sub or any of their respective Subsidiaries under, any of the terms, conditions or provisions of any
Contract to which Parent, Merger Sub or any of their respective Subsidiaries is a party, or by which they or any of their respective properties or assets may be bound or affected except, in the case of clause (ii), for such violations, conflicts, losses, defaults, terminations, cancellations, accelerations or Liens as, individually or in the aggregate, would not reasonably be expected to prevent or materially impair the ability of Parent or Merger Sub to consummate the Transactions (a "Parent Material Adverse Effect").

     Section 4.3 Governmental Approvals. Except for (i) filings required under, and compliance with applicable requirements of, the Exchange Act and the rules of Nasdaq, (ii) the filing of the Certificate of Merger with the Secretary of
State of the State of Delaware pursuant to the DGCL, (iii) filings required under, and compliance with other applicable requirements of, Foreign Antitrust
Laws, and (iv) compliance with and such filings as may be required under applicable Environmental Laws, no consents or approvals of, or filings, declarations or registrations with, any Governmental Authority are necessary for the execution and delivery of this Agreement by Parent and Merger Sub or the consummation by Parent and Merger Sub of the Transactions, other than such other consents, approvals, filings, declarations or registrations that, if not obtained, made or given, would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.

     Section 4.4 Information Supplied. The information furnished in writing to the Company by Parent and Merger Sub relating to Parent or Merger Sub and specifically for inclusion in the Proxy Statement will not, at the time the
Proxy Statement is first mailed to the stockholders of the Company, at the time of such Company Stockholders Meeting and at the time filed with the SEC, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

     Section 4.5 Ownership and Operations of Merger Sub. Parent owns beneficially and indirectly of record all of the outstanding capital stock of
Merger Sub. Merger Sub was formed solely for the purpose of engaging in the
Transactions, has engaged in no other business activities and has conducted its operations only as contemplated hereby.

     Section 4.6 Financing. Parent has, and will have at the Effective Time, sufficient cash resources available (in each case, through cash on hand or existing facilities or commitments, copies of which have been provided to the
Company) to pay the aggregate Merger Consideration pursuant to the Merger and all related fees and expenses.

     Section 4.7 Brokers and Other Advisors. No broker, investment banker, financial advisor or other Person is entitled to any broker's, finder's, financial advisor's or other similar fee or commission in connection with the
Transactions based upon arrangements made by or on behalf of Parent or any of its Subsidiaries.

                                   ARTICLE V.

                            COVENANTS AND AGREEMENTS

     Section 5.1 Preparation of the Proxy Statement; Stockholder Meeting.

          (a) As promptly as practicable following the date of this Agreement, the Company shall prepare and file the Proxy Statement with the SEC. The Company shall use its reasonable best efforts to (i) respond to any comments on the
Proxy Statement or requests for additional information from

                                       24

the SEC with respect to the Proxy Statement as soon as practicable after receipt of any such comments or requests and (ii) cause the Proxy Statement to be mailed to the stockholders of the Company as promptly as practicable following the date of this Agreement. The Company shall promptly (A) notify Parent upon the receipt of any such comments or requests and (B) provide Parent with copies of all correspondence between the Company and its Representatives, on the one hand, and the SEC and its staff, on the other hand, with respect to the Proxy Statement.
Prior to responding to any such comments or requests or the filing or mailing of the Proxy Statement, (x) the Company shall provide Parent with a reasonable opportunity to review and comment on any drafts of the Proxy Statement and related correspondence and filings, (y) the Company shall include in such drafts, correspondence and filings all comments reasonably proposed by Parent and (z) to the extent practicable, the Company and its outside counsel shall permit Parent and its outside counsel to participate in all communications with the SEC and its staff (including all meetings and telephone conferences)
relating to the Proxy Statement, this Agreement or any of the Transactions.
Subject to Section 5.3(c), the Proxy Statement shall include the Company Board
Recommendation and, if required, a copy of the written opinion of Houlihan Lokey
Howard & Zukin referred to in Section 3.19. If at any time prior to the
Effective Time any event shall occur, or fact or information shall be discovered, that should be set forth in an amendment of or a supplement to the
Proxy Statement, the Company shall, in accordance with the procedures set forth in this Section 5.1(a), prepare and file with the SEC such amendment or supplement as soon thereafter as is reasonably practicable and to the extent required by applicable Law, cause such amendment or supplement to be distributed to the stockholders of the Company.

          (b) The Company shall, as soon as practicable following the date of this Agreement, establish a record date for, duly call, give notice of, convene and hold a special meeting of its stockholders (the "Company Stockholders
Meeting") solely for the purpose of obtaining the Company Stockholder Approval.
Subject to Section 5.3(c), the Company shall, through its Board of Directors, make the Company Board Recommendation. The written consent of Parent will be required to adjourn or postpone the Company Stockholders Meeting; provided, that, in the event that there is present at such meeting, in person or by proxy, sufficient favorable voting power to secure the Company Stockholder Approval, the Company will not adjourn or postpone the Company Stockholders Meeting unless the Company is advised by counsel that failure to do so could result in a breach of the U.S. federal securities laws. The Company will (a) use all reasonable efforts to solicit or cause to be solicited from its stockholders proxies in favor of adoption of this Agreement and (b) subject to Section 5.3(c), take all other reasonable action necessary to secure the Company Stockholder Approval.
Notwithstanding anything herein to the contrary, unless this Agreement is terminated in accordance with Section 7.1, the Company will take all of the actions contemplated by this Section 5.1 regardless of whether the Company Board has approved, endorsed or recommended another Takeover Proposal or has withdrawn, modified or amended the Company Board Recommendation, and will submit this Agreement for adoption by the stockholders of the Company at such meeting.

     Section 5.2 Conduct of Business of the Company. Except as expressly permitted by this Agreement, as set forth on Section 5.2 of the Company
Disclosure Schedule or as required by applicable Law, during the period from the date of this Agreement until the Effective Time, unless Parent otherwise agrees in writing, the Company shall, and shall cause each of its Subsidiaries to, (x)
conduct its business in the ordinary course consistent with past practice, (y)
comply in all material respects with all applicable Laws and the requirements of all Material Contracts and Permits and make all voluntary disclosures deemed appropriate to Governmental Authorities and (z) use commercially reasonable efforts, under the circumstances, to (i) maintain and preserve intact its business organization and the goodwill of those having significant business relationships with it, (ii) retain the services of its present officers and key employees, and (iii) keep in full force and effect all material insurance policies maintained by the Company and its Subsidiaries, other than changes to such policies made in the ordinary course of business. Without limiting the generality of the foregoing, except as expressly permitted by this

                                       25

Agreement, as set forth on Section 5.2 of the Company Disclosure Schedule or as
required by applicable Law, during the period from the date of this Agreement to the Effective Time, the Company shall not, and shall not permit any of its
Subsidiaries to, without the prior written consent of Parent:

          (a) (i) issue, sell, grant, dispose of, pledge or otherwise encumber any shares of its capital stock, voting securities or equity interests, or any securities or rights convertible into, exchangeable or exercisable for, or evidencing the right to subscribe for any shares of its capital stock, voting securities or equity interests, or any rights, warrants, options, calls, commitments or any other agreements of any character to purchase or acquire any shares of its capital stock, voting securities or equity interests or any securities or rights convertible into, exchangeable or exercisable for, or evidencing the right to subscribe for, any shares of its capital stock, voting securities or equity interests, provided that the Company may issue shares of
Company Common Stock upon the exercise of Options that are outstanding on the date of this Agreement and in accordance with the terms thereof; (ii) redeem, purchase or otherwise acquire any of its outstanding shares of capital stock, voting securities or equity interests, or any rights, warrants, options, calls, commitments or any other agreements of any character to acquire any shares of its capital stock, voting securities or equity interests; (iii) declare, set aside for payment or pay any dividend on, or make any other distribution in respect of, any shares of its capital stock or otherwise make any payments to its stockholders in their capacity as such (other than dividends by a direct or indirect wholly owned Subsidiary of the Company to its parent); (iv) split, combine, subdivide or reclassify any shares of its capital stock; or (v) amend
(including by reducing an exercise price or extending a term) or waive any of its rights under any provision of the Company Stock Plans, the ESPP or any agreement evidencing any outstanding stock option or other right to acquire capital stock of the Company or any restricted stock purchase agreement or any similar or related contract, except such vesting as required pursuant to employment agreements in effect on the date of this Agreement, and except that the Company shall amend the Company Stock Plans, the ESPP or any agreements evidencing the grant of Options or take such other action to the extent contemplated by Section 2.3 hereof;

          (b) incur or assume any indebtedness for borrowed money or guarantee any indebtedness for borrowed money (or enter into a "keep well" or similar agreement) or issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities of the Company or any of its
Subsidiaries, other than borrowings from the Company by a direct or indirect wholly owned Subsidiary of the Company or borrowings by the Company or a direct or indirect wholly owned Subsidiary of the Company from a direct or indirect wholly owned Subsidiary of the Company;

          (c) sell, transfer, lease, license, mortgage, encumber, abandon or otherwise dispose of or voluntarily permit to become subject to any Lien
(including pursuant to a sale-leaseback transaction or an asset securitization transaction) any of its material properties or assets (including securities of
Subsidiaries) to any Person, except (A) sales of products and licenses in the ordinary course of business consistent with past practice, (B) pursuant to
Contracts in force at the date of this Agreement and listed on Section 5.2(c) of the Company Disclosure Schedule, complete and correct copies of which have been made available to Parent, (C) dispositions of excess equipment or obsolete or worthless assets or (D) sales of properties or assets (excluding securities of
Subsidiaries) in an amount not in excess of $50,000 in the aggregate;

          (d) assign, sell, abandon, exclusively license or otherwise dispose of any of its material Intellectual Property;

          (e) make any capital expenditures, except in the ordinary course of business consistent with past practice;

                                       26

          (f) make any acquisition (by purchase of securities or assets, merger or consolidation, or otherwise) of any other Person, business or division;

          (g) make any investment (by contribution to capital, property transfers, purchase of securities or otherwise) in, or loan or advance (other than travel and similar advances to its employees in the ordinary course of business consistent with past practice) to, any Person other than a direct or indirect wholly owned Subsidiary of the Company and other than such investments, loans or advances required by Contracts existing on the date of this Agreement set forth on Section 5.2(f) of the Company Disclosure Schedule;

          (h) other than in the ordinary course of business, enter into, terminate or amend (other than immaterial amendments) any Material Contract;

          (i) increase in any manner the compensation of any of its directors, officers or employees or enter into, establish, amend, modify or terminate any employment, consulting, retention, change in control, collective bargaining, bonus or other incentive compensation, profit sharing, health or other welfare, stock option or other equity (or equity-based), pension, retirement, vacation, severance, deferred compensation or other compensation or benefit plan
(including any plan that would constitute a Company Plan), policy, agreement, trust, fund or arrangement with, for or in respect of, any stockholder, director, officer, other employee, consultant or Affiliate, other than (i) as required pursuant to applicable law, (ii) increases in compensation or benefits in accordance with the terms of agreements in effect on the date of this
Agreement set forth on Section 5.2(h) of the Company Disclosure Schedule
(complete and correct copies of which have been made delivered to Parent by the
Company), (iii) increases in salaries, wages and benefits of employees (other than officers) made in the ordinary course of business consistent with past practice and in amounts and in a manner consistent with past practice, (iv)
taking any such actions in connection with the hiring and termination of employees (other than officers) in the ordinary course of business consistent with past practice, and (v) the grant of any awards or bonuses pursuant to the amended Operating Income Bonus Plan-US up to $250,000 in the aggregate;
provided, however, such limitation shall not apply to or include grants or commitments made prior to the date hereof;

          (j) make, change or revoke any material election concerning Taxes or
Tax Returns, file any amended Tax Return, enter into any closing agreement with respect to Taxes, settle any material Tax claim or assessment or surrender any right to claim a refund of Taxes or obtain any Tax ruling;

          (k) make any changes (other than immaterial changes made in the ordinary course of business) in financial or tax accounting methods, principles, policies or practices (or change an annual accounting period), except insofar as may be required by GAAP or applicable Law or such changes in practices as may be made in connection with the Company's efforts to enhance its and its
Subsidiaries' internal controls over financial reporting;

          (l) amend the Company Charter Documents or the Subsidiary Documents;

          (m) adopt a plan or agreement of complete or partial liquidation, dissolution, restructuring, recapitalization, merger, consolidation or other reorganization;

          (n) waive, release, assign, settle or compromise any action, investigation, proceeding or litigation instituted, commenced, pending or threatened against the Company or any of its Subsidiaries, other than waivers, releases, assignments, settlements or compromises in the ordinary course of business consistent with past practice that involve only the payment of monetary damages not in excess of $25,000 individually or $100,000 in the aggregate, in any case without the imposition of equitable relief or any

                                       27

restrictions on the business and operations of, on, or the admission of any wrongdoing by, the Company or any of its Subsidiaries; or

          (o) agree, in writing or otherwise, to take any of the foregoing actions or, subject to Section 5.3, take any action or agree, in writing or otherwise, to take any action, which would cause any of the conditions to the
Merger set forth in this Agreement not to be satisfied.

     Section 5.3 No Solicitation by the Company; Etc.

          (a) The Company shall, and shall cause its Subsidiaries and the
Company's and its Subsidiaries' respective directors, officers, employees, investment bankers, financial advisors, attorneys, accountants, agents and other representatives (collectively, "Representatives") to, immediately cease and cause to be terminated any discussions or negotiations with any Person with respect to a Takeover Proposal. The Company shall not, and shall cause its
Subsidiaries and Representatives not to, directly or indirectly (i) solicit, initiate or knowingly facilitate or encourage (including by way of furnishing information) any inquiries or proposals that constitute, or may reasonably be expected to lead to, any Takeover Proposal, (ii) participate in any discussions or negotiations with, or furnish or disclose any non-public information relating to the Company or any of its Subsidiaries to or otherwise cooperate with or assist, any third party regarding any Takeover Proposal, (iii) approve, endorse or recommend any Takeover Proposal or (iv) enter into any letter of intent or agreement related to any Takeover Proposal; provided, however, that if after the date hereof the Board of Directors of the Company receives an unsolicited, bona fide written Takeover Proposal made after the date hereof in circumstances not involving a breach of this Agreement (other than immaterial breaches that have not directly or indirectly resulted in the making of a Takeover Proposal) and the Board of Directors of the Company determines in good faith, that such
Takeover Proposal is made by a Person who, in the good faith judgment of such
Board, has made or is reasonably capable of making a Superior Proposal and with respect to which such Board determines in good faith, after considering applicable provisions of the DGCL and after receiving the advice of outside counsel, that the failure to take such action would be inconsistent with its fiduciary duties to the Company's stockholders under the DGCL, then the Company may, at any time prior to obtaining the Company Stockholder Approval (but in no event after obtaining the Company Stockholder Approval) and after providing
Parent not less than 24 hours written notice of its intention to take such actions, (A) furnish information with respect to the Company and its
Subsidiaries to the Person making such Takeover Proposal, but only after such
Person enters into a customary confidentiality agreement with the Company (which confidentiality agreement must be no less favorable to the Company in any material respect (i.e., no less restrictive with respect to the conduct of such
Person) than the then applicable terms of the Confidentiality Agreement), provided that (1) such confidentiality agreement may not include any provision calling for an exclusive right to negotiate with the Company and (2) the Company advises Parent of all such non-public information delivered to such Person concurrently with its delivery to such Person and concurrently with its delivery to such Person the Company delivers to Parent all such information not previously provided to Parent, (B) participate in discussions and negotiations with such Person regarding such Takeover Proposal (including solicitation of a revised Takeover Proposal) and (C) enter into the confidentiality agreement contemplated by clause (A) of this proviso. The Company shall take all action necessary to enforce, and shall not waive or amend, each confidentiality, standstill or similar agreement to which the Company or any of its Subsidiaries is a party or by which any of them is bound (in each case, other than any such agreement with Parent). Without limiting the foregoing, it is understood that any violation of the restrictions set forth in this Section 5.3(a) by the
Company, its Subsidiaries or their respective Representatives shall be deemed to be a breach of this Section 5.3(a) by the Company. The Company shall provide
Parent with a correct and complete copy of any confidentiality agreement entered into pursuant to this paragraph within 24 hours of the execution thereof.

                                       28

          (b) In addition to the other obligations of the Company set forth in this Section 5.3, the Company shall promptly advise Parent no later than the later of 48 hours or one business day after receipt by an officer or director of the Company, if any proposal, offer, inquiry or other contact is initially received by, any information is initially requested from, or any discussions or negotiations are sought to be initiated or continued with, the Company in respect of any Takeover Proposal, and shall notify Parent, indicate the identity of the Person making such proposal, offer, inquiry or other contact and the material terms and conditions of any proposals or offers or the nature of any inquiries or contacts (and shall furnish copies of any written materials received from or on behalf of such Person relating to such proposal, offer, inquiry or request), and thereafter shall promptly keep Parent informed of all material developments affecting the status and terms of any such proposals, offers, inquiries or requests (and the Company shall provide Parent with copies of any additional written materials received that relate to such proposals, offers, inquiries or requests) and of the status of any such discussions or negotiations.

          (c) Except as expressly permitted by this Section 5.3(c), neither the
Board of Directors of the Company nor any committee thereof shall (i)(A)
withdraw or modify, or propose publicly to withdraw or modify, in a manner adverse to Parent, the Company Board Recommendation or (B) approve or recommend, or propose publicly to approve or recommend, any Takeover Proposal or (ii)
approve or recommend, or propose publicly to approve or recommend, or cause or authorize the Company or any of its Subsidiaries to enter into, any letter of intent, agreement in principle, memorandum of understanding, merger, acquisition, purchase or joint venture agreement or other agreement related to any Takeover Proposal (other than a confidentiality agreement in accordance with
Section 5.3(a)) (each, a "Company Acquisition Agreement"). Notwithstanding the
foregoing or any other provision of this Agreement, (x) the Board of Directors of the Company may withdraw or modify the Company Board Recommendation, or recommend a Takeover Proposal, if the Board of Directors receives an unsolicited, bona fide written Takeover Proposal that was made in the circumstances not involving a breach of this Agreement (other than immaterial breaches that have not, directly or indirectly, resulted in the making of the
Takeover Proposal) and that the Board of Directors determines in good faith constitutes a Superior Proposal, and the Board of Directors determines in good faith, after reviewing applicable provisions of the DGCL and after receiving advice from outside counsel, that the failure to make such withdrawal, modification or recommendation would be inconsistent with its fiduciary duties to the Company's stockholders under the DGCL and (y) if the Board of Directors of the Company receives an unsolicited, bona fide written Takeover Proposal that was made in circumstances not involving a breach of this Agreement (other than immaterial breaches that have not directly or indirectly resulted in the making of a Takeover Proposal) and that the Board of Directors determines in good faith constitutes a Superior Proposal, the Board of Directors of the Company may, in
response to such Superior Proposal and within 48 hours after the expiration of the five (or, if applicable, three) business day period described below, cause the Company to enter into a definitive agreement with respect to such Superior
Proposal but only if the Company shall have concurrently with entering into such definitive agreement terminated this Agreement pursuant to Section 7.1(d)(ii)
and prior thereto or concurrently therewith paid the Termination Fee required pursuant to Section 7.3, but in any event only after the fifth (or, if applicable, third) business day following Parent's receipt of written notice
(the "Notice") from the Company advising Parent that the Board of Directors of the Company (or any committee thereof) is prepared to enter into a definitive agreement with respect to such Superior Proposal and terminate this Agreement
(it being understood that the Company shall be required to deliver a new Notice in respect of any revised Superior Proposal (other than immaterial revisions)
from such third party or its Affiliates that the Company proposes to accept (in which event the five business day period shall be reduced to three business days), attaching the most current version of such agreement to such Notice
(which version shall be updated on a current basis), and only if, during such five (or, if applicable, three) business day period, the Company and its
Representatives shall have negotiated in good faith with Parent and Parent's
Representatives to make such adjustments in the terms of this Agreement as would enable Parent to proceed with the Transactions on such adjusted terms and, at the end of such five (or, if applicable, three) business day period, after taking

                                       29

into account any such adjusted terms as may have been proposed by Parent in writing (and not withdrawn) since its receipt of such Notice, the Board of
Directors of the Company has again in good faith made the determination referred to above in this clause (y).

          (d) For purposes of this Agreement:

               "Takeover Proposal" means any inquiry, proposal or offer from any
     Person or "group" (as defined in Section 13(d) of the Exchange Act), other than Parent and its Subsidiaries, relating to any (A) direct or indirect acquisition (whether in a single transaction or a series of related transactions) of assets of the Company and its Subsidiaries (including securities of Subsidiaries) equal to 15% or more of the Company's consolidated assets or to which 15% or more of the Company's consolidated revenues on a consolidated basis for the then preceding four completed and publicly reported calendar quarters are attributable, (B) direct or indirect acquisition (whether in a single transaction or a series of related transactions) of 15% or more of any class of equity securities of the Company, (C) tender offer or exchange offer that if consummated would result in any Person or "group" (as defined in Section 13(d) of the
     Exchange Act) beneficially owning 15% or more of any class of equity securities of the Company or (D) merger, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company or any of its Subsidiaries; in each case, other than the Transactions.

               "Superior Proposal" means a Takeover Proposal made by a third party, which is on terms and conditions which a majority of the Board of
     Directors of the Company determines in its good faith judgment (after receiving the advice of the Financial Advisor or another financial advisor of national reputation) to be more favorable to the Company's stockholders from a financial point of view (taking into account all terms and conditions of the Takeover Proposal, including any break-up fees, expense reimbursement provisions and financial terms, and the ability of the Person making such proposal to consummate the transactions contemplated by such proposal, based upon, among other things, the availability of financing and the expectation of obtaining required approvals) than the Merger and the other Transactions, taking into account at the time of determination any changes to the terms of this Agreement that as of that time had been proposed by Parent in writing (and not withdrawn), except that the reference to "15%" in the definition of "Takeover Proposal" shall be deemed to be a reference to "50%".

          (e) Nothing in this Section 5.3 shall prohibit the Board of Directors of the Company from taking and disclosing to the Company's stockholders a position contemplated by Rule 14e-2(a), Rule 14d-9 or Item 1012(a) of Regulation
M-A promulgated under the Exchange Act if such Board of Directors determines in good faith, after receiving the advice of outside counsel, that failure to so disclose such position would be inconsistent with applicable Law; provided, however, that if such disclosure has the effect of withdrawing or modifying the
Company Board Recommendation in a manner adverse to Parent or the approval of this Agreement by the Board of Directors of the Company, Parent shall have the right to terminate this Agreement to the extent set forth in Section 7.1(c)(iii)
of this Agreement.

     Section 5.4 Further Action; Reasonable Best Efforts.

          (a) Upon the terms and subject to the conditions set forth in this
Agreement, each of the parties hereto shall, and shall cause their respective
Affiliates to, use reasonable best efforts to take, or cause to be taken, all actions necessary, proper and advisable under applicable Laws to consummate the
Transactions as promptly as practicable.

                                       30

          (b) In furtherance and not in limitation of the covenants of the parties contained in Section 5.4(a), but subject to Section 5.4(c), in the event that any legal, administrative, arbitral or other proceeding, claim, suit or action is instituted (or threatened to be instituted) by a Governmental
Authority or private party under any Competition Laws challenging any of the
Transactions or in the event that any Governmental Authority shall otherwise object to any of the Transactions, each of Parent, Merger Sub and the Company shall cooperate with each other and use its respective reasonable best efforts:
(A) to vigorously defend, contest and resist any such proceeding, claim, suit, action or challenge; (B) to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the Transactions; and (C) to resolve objections.

          (c) Notwithstanding anything to the contrary contained in this
Agreement, in no event shall Parent or any of its Subsidiaries or Affiliates be obligated to propose or agree to accept any undertaking or condition, enter into any consent decree, make any divestiture, accept any operational restriction or take or commit to take any action that would reasonably be expected to limit:
(i) the freedom of action of Parent or its Subsidiaries or Affiliates with respect to the operation of, or Parent's ability to retain, the Company or any businesses, product lines or assets of the Company, or (ii) Parent's or its
Subsidiaries' or Affiliates' ability to retain, own or operate any portion of the businesses, product lines or assets of Parent or any of its Subsidiaries or
Affiliates, or alter or restrict in any way the business or commercial practices of Parent or its Subsidiaries or Affiliates or the Company or its Subsidiaries
(any such event, a "Burdensome Condition").

          (d) Notwithstanding the foregoing or any other provision of this
Agreement, nothing in this Section 5.4 shall limit a party's right to terminate this Agreement pursuant to Section 7.1(b)(i) or (ii) so long as such party has up to then complied in all material respects with its obligations under this
Section 5.4.

          (e) The Company shall not take any action that would result in any state takeover statute or similar Law becoming applicable to any of the
Transactions. If any state takeover statute or similar Law becomes applicable to any of the Transactions, Parent, Merger Sub and the Company shall use reasonable best efforts to take all action necessary to ensure that the Transactions may be consummated as promptly as practicable on the terms contemplated by this
Agreement and otherwise minimize the effect of such Law on the Transactions.

          (f) For purposes hereof, "Competition Laws" means the
Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, the Sherman
Act, as amended, the Clayton Act, as amended, the Federal Trade Commission Act, as amended, and all other applicable Laws issued by a Governmental Authority that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition, including any Foreign Antitrust Laws.

     Section 5.5 Public Announcements. The initial press release with respect to the execution of this Agreement shall be a joint press release to be reasonably agreed upon by Parent and the Company. Thereafter and prior to the Effective
Time, neither the Company nor Parent shall issue or cause the publication of any press release or other public announcement (to the extent not previously issued or made in accordance with this Agreement) with respect to the Merger, this
Agreement or the other Transactions without the prior consent of the other party
(which consent shall not be unreasonably withheld or delayed), except (i) as may be required by Law (including, without limitation, as permitted by Section
5.3(e)) or by any applicable listing agreement with a national securities exchange or Nasdaq as determined in the good faith judgment of the party proposing to make such release (in which case such party shall not issue or cause the publication of such press release or other public announcement without

                                       31

prior consultation with the other party) or (ii) for press releases or announcements to be issued with respect to actions taken by the Company or its
Board of Directors as permitted by and in accordance with Section 5.3.

     Section 5.6 Access to Information; Confidentiality.

          (a) Subject to applicable Laws relating to the exchange of information
(including applicable Competition Laws) and the Confidentiality Agreement, the
Company shall, and shall cause each of its Subsidiaries to, afford to Parent and
Parent's Representatives reasonable access after providing reasonable prior written notice, during normal business hours to all of the Company's and its
Subsidiaries' properties, assets, books, Contracts, commitments, electronic and physical records, correspondence (including electronic correspondence), officers, employees, accountants, counsel, financial advisors and other
Representatives and the Company shall furnish (or otherwise make available, including through the SEC EDGAR system) promptly to Parent (i) a copy of each report, schedule and other document (A) filed, furnished or received by it or any of its Subsidiaries pursuant to the requirements of Federal or state securities Laws or (B) filed or furnished by it or any of its Subsidiaries with any Governmental Authority with respect to compliance with applicable Laws and
(ii) all other information concerning its and its Subsidiaries' business, properties and personnel as Parent may reasonably request; provided, however, that nothing in this Agreement shall require the Company or any of its
Subsidiaries to provide access to any item that contains confidential information the Company is obligated to any third party to maintain the confidentiality of.

          (b) Except for disclosures permitted by the terms of the
Confidentiality Agreement dated as of November 30, 2005 between Parent and the
Company (as it may be amended from time to time, the "Confidentiality
Agreement"), Parent and Parent's Representatives shall hold information received from the Company pursuant to this Section 5.6 in confidence in accordance with the terms of the Confidentiality Agreement.

          (c) From the date hereof through the twelve month anniversary of the date of the termination of this Agreement, Parent shall not, and shall cause its
Subsidiaries and Affiliates not to, without the Company's prior written consent, solicit for employment or hire any of the employees of the Company or any of its
Subsidiaries in the functional areas set forth on Section 5.6(c) of the Company
Disclosure Schedule.

          (d) No investigation by Parent or its representatives or advisors prior to or after the date of this Agreement shall diminish, obviate or cure any breach of any representation, warranty, covenant or agreement contained in this
Agreement or otherwise affect Parent's rights under Articles I, VI and VII of this Agreement.

     Section 5.7 Notification of Certain Matters. The Company shall give prompt notice to Parent, and Parent shall give prompt notice to the Company, of (i) any notice or other communication received by such party from any Governmental
Authority in connection with the Transactions or from any Person alleging that the consent of such Person is or may be required in connection with the
Transactions, if the subject matter of such communication or the failure of such party to obtain such consent could be material to the Company, the Surviving
Corporation or Parent, (ii) any actions, suits, claims, investigations or proceedings commenced or, to such party's Knowledge, threatened against, relating to or involving or otherwise affecting such party or any of its
Subsidiaries which relate to the Transactions, (iii) the discovery of any fact or circumstance that, or the occurrence or non-occurrence of any event the occurrence or non-occurrence of which, would cause any representation or warranty made by such party contained in this Agreement to be untrue such that the conditions set forth in Section 6.2(a) or 6.3(a) would not be satisfied and
(iv) any material failure of such party to comply with or satisfy any covenant

                                       32

or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this Section 5.7 shall not
(x) be considered an admission that any representation or warranty is untrue for purposes of Article VI or Article VII, (y) cure any breach or non-compliance with any other provision of this Agreement or (z) limit the remedies available to the party receiving such notice; provided, further, that the failure to deliver any notice pursuant to this Section 5.7 shall not be considered in determining whether the condition set forth in Section 6.2(b) or 6.3(b) has been satisfied or the related termination right in Article VII is available except to the extent that a party hereto is actually prejudiced by such failure to give notice.

     Section 5.8 Indemnification and Insurance.

          (a) From and after the Effective Time, the Surviving Corporation shall
(and Parent shall use reasonable efforts to cause the Surviving Corporation to)
indemnify the individuals who at or prior to the Effective Time were directors or officers of the Company (collectively, the "Indemnitees") with respect to all acts or omissions by them in their capacities as such at any time prior to the
Effective Time, to the fullest extent permitted by (A) the Company Charter
Documents as in effect on the date of this Agreement, (B) any applicable contract as in effect on the date of this Agreement and (C) applicable Law;
provided, however, that the Surviving Corporation shall not be required to indemnify any Indemnitee for such Indemnitee's criminal conduct or fraud.

          (b) Parent will provide, or cause the Surviving Corporation to provide, for a period of not less than six years after the Effective Time, the
Indemnitees (as defined to mean those persons currently insured under the
Company's directors' and officers' insurance and indemnification policy) with an insurance and indemnification policy that provides coverage for events occurring at or prior to the Effective Time (the "D&O Insurance") that is no less favorable than the existing policy or, if substantially equivalent insurance coverage is unavailable, the best available coverage; provided, however, that
Parent and the Surviving Corporation shall not be required to pay an annual premium for the D&O Insurance in excess of $300,000 for each year of coverage, provided, further, that if the annual premiums of such insurance coverage exceed such amount, Parent or the Surviving Corporation shall be obligated to obtain a policy with the greatest coverage available for a cost not exceeding such amount.

          (c) The Indemnitees to whom this Section 5.8 applies shall be third party beneficiaries of this Section 5.8. The provisions of this Section 5.8 are intended to be for the benefit of each Indemnitee, his or her heirs and his or her representatives.

          (d) In the event that Parent or the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or a majority of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of Parent or the
Surviving Corporation shall succeed to the obligations set forth in this Section
5.8.

     Section 5.9 Securityholder Litigation. The Company shall give Parent the opportunity to participate in the defense or settlement of any securityholder litigation against the Company and/or its directors relating to the
Transactions, and no such settlement shall be agreed to without Parent's prior consent.

     Section 5.10 Fees and Expenses. Whether or not the Merger is consummated, and except as otherwise contemplated under Section 7.3(b) of the Agreement, all fees and expenses incurred in connection with this Agreement, the Merger and the
Transactions shall be paid by the party incurring such fees or expenses.

                                       33

     Section 5.11 Employee Benefits.

          (a) Without limiting the provisions of Section 5.11(d) hereof, for a period of time of at least one year following the Closing Date, Parent shall, or shall cause its Affiliates to, provide each employee who continues employment with the Surviving Corporation with combined aggregate pay (which shall include rates of base salary or wages and annual bonus opportunities) and employee benefits that provide at least a comparable aggregate value to the aggregate pay and benefits provided to similarly situated employees of Parent, provided that for such purposes of this covenant, stock options and other equity awards shall be disregarded.

          (b) Employees of the Company and its Subsidiaries as of the Closing
shall also be provided credit for all service with the Company and its subsidiaries, to the same extent as such service was credited for such purpose by the Company and its Subsidiaries for such employees, under (i) all employee benefit plans, programs, policies and fringe benefits arrangements to be provided to such employees for purposes of eligibility and vesting, (ii)
severance plans, programs and policies to be provided to such employees for purposes of calculating the amount of each such employee's severance benefits and (iii) vacation and sick leave plans, programs and policies for purposes of calculating the amount of each such employee's vacation and sick leave, except, in each case, as would result in a duplication of benefits. With respect to each employee benefit plan, program or policy of Parent or its Subsidiaries that is a
"welfare benefit plan" (as defined in Section 3(1) of ERISA) in which current employees of the Company or its Subsidiaries participate following the Effective
Time, Parent or its Subsidiaries shall cause there to be waived any pre-existing condition limitations.

          (c) Parent shall, or shall cause the Surviving Corporation to, assume and either shall, or shall cause the Surviving Corporation to, discharge the obligations under each employment or severance agreement listed in Section
3.11(a) of the Company Disclosure Schedule.

          (d) Notwithstanding anything in this Agreement to the contrary, nothing in this Section 5.11 shall impede or limit Parent, Merger Sub, the
Company, the Surviving Corporation or any of their Affiliates from terminating any of their employees at any time for any reason or no reason, subject to the provisions of applicable Law.

                                  ARTICLE VI.

                              CONDITIONS PRECEDENT

     Section 6.1 Conditions to Each Party's Obligation to Effect the Merger. The
respective obligations of each party hereto to effect the Merger shall be subject to the satisfaction (or waiver, if permissible under applicable Law) on or prior to the Closing Date of the following conditions:

          (a) Stockholder Approval. The Company Stockholder Approval shall have been obtained in accordance with applicable Law and the Company Charter
Documents;

          (b) No Injunctions or Restraints. No Law, injunction, judgment or ruling enacted, promulgated, issued, entered, amended or enforced by any
Governmental Authority (collectively, "Restraints") shall be in effect enjoining, restraining, preventing or prohibiting consummation of the Merger or making the consummation of the Merger illegal; and

          (c) Regulatory Approvals. The waiting period applicable to the consummation of the Merger under any applicable Competition Laws shall have expired or been terminated and all other approvals or consents required of any other Governmental Authority shall have been obtained. In the

                                       34

case of the obligation of Parent, the consents, approvals, decisions or waiting period expirations or terminations shall have occurred or been obtained free of any Burdensome Condition and any other condition or limitation that would reasonably be expected to have a Company Material Adverse Effect.

     Section 6.2 Conditions to Obligations of Parent and Merger Sub. The
obligations of Parent and Merger Sub to effect the Merger are further subject to the satisfaction (or waiver, if permissible under applicable Law) on or prior to the Closing Date of the following conditions:

          (a) Representations and Warranties. The representations and warranties of the Company contained in Sections 3.2, 3.3(a), 3.3(b) and 3.3(d) shall be true and correct in all respects (except, in the case of Section 3.2 for such inaccuracies as are de minimis in the aggregate), in each case both when made and at and as of the Closing Date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date)
and (ii) all other representations and warranties of the Company set forth herein shall be true and correct both when made and at and as of the Closing
Date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date), except where the failure of such representations and warranties to be so true and correct (without giving effect to any limitation as to "materiality" or "Company Material Adverse
Effect" set forth therein, other than Section 3.5(a)(iii) and the first sentence of Section 3.6) does not have, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

          (b) Performance of Obligations of the Company. The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, except for those obligations the failure of which to perform does not have a Company Material
Adverse Effect.

          (c) Officer's Certificate. Parent shall have received a certificate, signed by the chief executive officer or chief financial officer of the Company, certifying as to the matters set forth in Sections 6.2(a) and 6.2(b).

          (d) No Litigation. There shall not be any action, investigation, proceeding or litigation instituted, commenced, pending or threatened by or before any Governmental Authority in which a Governmental Authority is a party, nor shall there be any Restraint in effect, that would or is reasonably likely to (i) restrain, enjoin, prevent, prohibit or make illegal the acquisition of some or all of the shares of Company Common Stock by Parent or Merger Sub or the
consummation of the Merger or the other Transactions, (ii) impose limitations on the ability of Parent or its Affiliates effectively to exercise full rights of ownership of all shares of the Surviving Corporation in a manner that materially and adversely affects the value of the Company and its Subsidiaries taken as a whole, or (iii) result in a Company Material Adverse Effect.

          (e) Company Material Adverse Effect. Since the date of this Agreement, there shall not have been any Company Material Adverse Effect or any event, circumstance, development, change or effect that would, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

     Section 6.3 Conditions to Obligation of the Company. The obligation of the
Company to effect the Merger is further subject to the satisfaction (or waiver, if permissible under applicable Law) on or prior to the Closing Date of the following conditions:

          (a) Representations and Warranties. The representations and warranties of Parent and Merger Sub contained in this Agreement (without giving effect to any materiality or Parent Material

                                       35

Adverse Effect qualification) shall be true and correct as of the date of this
Agreement and as of the Closing Date as though made on the Closing Date (except to the extent such representations and warranties expressly relate to an earlier date, in which case as of such earlier date), except as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse
Effect;

          (b) Performance of Obligations of Parent and Merger Sub. Parent and
Merger Sub shall have performed in all material respects all obligations required to be performed by them under this Agreement at or prior to the Closing
Date; and

          (c) Officer's Certificate. The Company shall have received a certificate, signed by a duly authorized representative of Parent, certifying as to the matters set forth in Sections 6.3(a) and 6.3(b).

     Section 6.4 Frustration of Closing Conditions. None of the Company, Parent
or Merger Sub may rely on the failure of any condition set forth in Section 6.1,
6.2 or 6.3, as the case may be, to be satisfied if such failure was caused by such party's failure to use its reasonable best efforts to consummate the Merger and the other Transactions, as required by and subject to Section 5.4.

                                  ARTICLE VII.

                                   TERMINATION

     Section 7.1 Termination. This Agreement may be terminated and the
Transactions abandoned at any time prior to the Effective Time:

          (a) by the mutual written consent of the Company and Parent duly authorized by each of their respective Boards of Directors; or

          (b) by either of the Company or Parent:

               (i) if the Merger shall not have been consummated on or before the six-month anniversary of execution (the "Outside Date"), provided, however, that the right to terminate this Agreement under this Section
     7.1(b)(i) shall not be available to a party if the failure of the Merger to have been consummated on or before the Outside Date was primarily due to such party's breach or failure to perform any of its representations, warranties, covenants or agreements set forth in this Agreement;

               (ii) if any Restraint having the effect set forth in Section
     6.1(b) shall be in effect and shall have become final and nonappealable;
     provided, however, that the right to terminate this Agreement under this
     Section 7.1(b)(ii) shall not be available to a party if such Restraint was primarily due to such party's breach or failure to perform any of its representations, warranties, covenants or agreements set forth in this
     Agreement; or

               (iii) if the Company Stockholder Approval shall not have been obtained at the Company Stockholders Meeting duly convened therefor or at any adjournment or postponement thereof; or

          (c) by Parent:

               (i) if the Company shall have breached or failed to perform in any material respect any of its material covenants or agreements set forth in this Agreement, or if any

                                       36

     representation or warranty of the Company shall have become untrue, in either case such that the conditions set forth in Section 6.2(a) or (b)
     would not be satisfied (a "Terminating Company Breach"); provided, however, that if such Terminating Company Breach is curable by the Company by the
     Outside Date through the exercise of reasonable best efforts and for so long as the Company continues to exercise such reasonable best efforts,
     Parent may not terminate this Agreement under this Section 7.1(c)(i);

               (ii) if any Restraint having the effect of granting or
     implementing any relief referred to Section 6.2(d) shall be in effect and shall have become final and nonappealable;

               (iii) if (x) the Company enters into a Company Acquisition
     Agreement or (y) the Board of Directors of the Company or any committee thereof (A) shall have withdrawn or modified, in a manner adverse to
     Parent, the Company Board Recommendation or its approval of any of the
     Transactions, (B) shall have approved or recommended to the stockholders of the Company a Takeover Proposal or (C) shall not have rejected any bona fide publicly announced offer for a Takeover Proposal within twenty (20)
     days of the making thereof (including, for these purposes, by taking no position with respect to the acceptance of a tender offer or exchange offer by its stockholders, which shall constitute a failure to recommend against acceptance of such tender offer or exchange offer);

               (iv) if the Company (i) materially breaches its obligations under
     Section 5.3 or Section 5.1, or the Board of Directors of the Company or any
     committee thereof shall resolve to do any of the foregoing;

               (v) if a Company Material Adverse Effect shall occur and be continuing and has not been cured by the Company as of the Outside Date after the Company's receipt of prompt written notice of the occurrence of such event from Parent; or

          (d) by the Company:

               (i) if Parent or Merger Sub shall have breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement, or if any representation or warranty of Parent or
     Merger Sub shall have become untrue, in either case such that the conditions set forth in Section 6.3(a) or (b) would not be satisfied (a
     "Terminating Parent Breach"); provided, however, that if such Terminating
     Parent Breach is curable by Parent or Merger Sub by the Outside Date through the exercise of reasonable best efforts and for so long as Parent or Merger Sub continues to exercise such reasonable best efforts, the
     Company may not terminate this Agreement under this Section 7.1(d)(i); or

               (ii) if (A) the Company has not breached Section 5.3 (other than immaterial breaches that have not directly or indirectly resulted in the making of the Takeover Proposal), (B) the Company Stockholder Approval has
     not been obtained (other than as a result of the breach of this Agreement by the Company) and (C) concurrently the Company enters into a definitive
     Company Acquisition Agreement providing for a Superior Proposal in accordance with Section 5.3; provided that prior thereto or concurrently therewith the Company shall have paid or caused to be paid the Termination
     Fee to Parent in accordance with Section 7.3 (and such termination of this
     Agreement by the Company shall not take effect unless and until the
     Termination Fee shall have been paid to Parent).

     Section 7.2 Effect of Termination. In the event of the termination of this
Agreement as provided in Section 7.1, written notice thereof shall be given to the other party or parties, specifying the

                                       37

provision hereof pursuant to which such termination is made, and this Agreement shall forthwith become null and void (other than the provisions of Sections
3.18, 4.7, 5.6(b), 5.6(c), 5.10, 7.2 and 7.3, and Article VIII, all of which shall survive termination of this Agreement), and there shall be no liability on the part of Parent, Merger Sub or the Company or their respective directors, officers and Affiliates, except (i) as provided in Section 7.3, and (ii) nothing shall relieve any party from liability for fraud or any breach of this Agreement or willful misrepresentation herein.

     Section 7.3 Termination Fee and Expenses Reimbursement.

          (a) In the event that (A) (x) this Agreement is terminated by the
Company or Parent pursuant to Section 7.1(b)(i) (and at the time of such termination a vote to obtain the Company Stockholder Approval has not been held)
or Section 7.1(b)(iii) or by Parent pursuant to Section 7.1(c)(i), (y) prior to such termination, any Person or "group" (as defined in Section 13(d) of the
Exchange Act), other than Parent and its Subsidiaries, Affiliates and
Representatives (on behalf of Parent), shall have publicly announced an intention (whether or not conditional or withdrawn) to make a Takeover Proposal or such Takeover Proposal has otherwise become publicly known and (z) the
Company enters into a definitive agreement with respect to, or consummates, a transaction contemplated by any Takeover Proposal (whether or not the announced or publicly known Takeover Proposal) within twelve (12) months of the date this
Agreement is terminated, (B) this Agreement is terminated by Parent pursuant to
Section 7.1(c)(iii) or (iv) or (C) this Agreement is terminated by the Company pursuant to Sections 7.1(d)(ii), then in any such event under clause (A), (B) or
(C) of this Section 7.3(a), the Company shall pay to Parent a termination fee of
$940,000 in cash (the "Termination Fee"), less any Expenses Reimbursement previously paid by the Company pursuant to Section 7.3(b).

          (b) In the event the Agreement is terminated by the Company or Parent pursuant to Section 7.1(b)(i) (and at the time of such termination a vote to obtain the Company Stockholder Approval has not been held, and so long as the failure of the Merger to have been consummated on or before such Outside Date was not primarily due to the Parent's or Merger Sub's breach or failure to perform any of its representations, warranties, covenants or agreements set forth in this Agreement) or Section 7.1(b)(iii) or by Parent pursuant to Section
7.1(c)(i), the Company shall reimburse the Parent for its reasonable out-of-pocket expenses actually incurred in connection with this Agreement, the
Merger and the other Transactions (the "Expenses Reimbursement"); provided, however, that such Expense Reimbursement shall not exceed, in the aggregate,
$500,000. Such reimbursement shall be paid within two days of the termination of this Agreement by wire transfer of immediately available funds to an account to be designated by the Company.

          (c) Any payment required to be made pursuant to clause (A) of Section
7.3(a) shall be made to Parent promptly following the earlier of the execution of a definitive agreement with respect to, or the consummation of, any transaction contemplated by a Takeover Proposal; any payment required to be made pursuant to clause (B) of Section 7.3(a) shall be made to Parent promptly following (and in any event not later than two business days after) termination of this Agreement by Parent pursuant to such section; and any payment required to be made pursuant to clause (C) of Section 7.3(a) shall be made to Parent prior to or simultaneously with (and as a condition to the effectiveness of)
termination of this Agreement by the Company pursuant to Section 7.1 (d)(ii).
All such payments shall be made by wire transfer of immediately available funds to an account to be designated by Parent.

          (d) In the event that the Company shall fail to pay the Termination
Fee or the Expenses Reimbursement when due, such payment amount shall accrue interest for the period commencing on the date such payment amount became past due, at a rate equal to the rate of interest publicly announced by Citibank, in the City of New York from time to time during such period, as such bank's Prime
Lending Rate. In addition, if the Company shall fail to pay such payment amount when due,

the Company shall also pay to the Parent all of the Parent's costs and expenses
(including attorneys' fees) in connection with efforts to collect such payment amount. Each of the Company and Parent acknowledges that the payment amounts and the other provisions of this Section 7.3 are an integral part of the
Transactions and that, without these agreements, neither the Company nor Parent would enter into this Agreement.

                                  ARTICLE VIII.

                                  MISCELLANEOUS

     Section 8.1 Nonsurvival of Representations and Warranties. Except as
otherwise provided in this Agreement, the representations, warranties and agreements of each party hereto shall remain operative and in full force and effect regardless of any investigation made by or on behalf of any other party hereto, any Person controlling any such party or any of their officers, directors or Representatives, whether prior to or after the execution of this
Agreement, and no information provided or made available shall be deemed to be disclosed in this Agreement or in the Company Disclosure Schedule, except to the extent actually set forth herein or therein. The representations, warranties and agreements in this Agreement shall terminate at the Effective Time or, except as otherwise provided in Section 7.2, upon the termination of this Agreement pursuant to Section 7.1, as the case may be, except that the agreements set forth in Article II and Sections 5.8, 5.9, 5.10 and 5.11 and any other agreement in this Agreement which contemplates performance after the Effective Time shall survive the Effective Time indefinitely and those set forth in Sections 3.18,
4.7, 5.6(b), 5.10, 7.2 and 7.3 and this Article VIII shall survive termination indefinitely. Section 5.6(c) shall survive termination in accordance with its terms. The Confidentiality Agreement shall (i) survive termination of this
Agreement in accordance with its terms and (ii) terminate as of the Effective
Time.

     Section 8.2 Amendment or Supplement. At any time prior to the Effective
Time, this Agreement may be amended or supplemented in any and all respects, whether before or after receipt of the Company Stockholder Approval, by written agreement of the parties hereto, by action taken by their respective Boards of
Directors; provided, however, that following approval of the Transactions by the stockholders of the Company, there shall be no amendment or change to the provisions hereof which by Law would require further approval by the stockholders of the Company without such approval.

     Section 8.3 Extension of Time, Waiver, Etc. At any time prior to the
Effective Time, any party may, subject to applicable Law, (a) waive any inaccuracies in the representations and warranties of any other party hereto,
(b) extend the time for the performance of any of the obligations or acts of any other party hereto or (c) waive compliance by the other party with any of the agreements contained herein or, except as otherwise provided herein, waive any of such party's conditions. Notwithstanding the foregoing, no failure or delay by the Company, Parent or Merger Sub in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right hereunder. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

     Section 8.4 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned, in whole or in part, by operation of Law or otherwise, by any of the parties without the prior written consent of the other parties, except that Merger Sub may assign, in its sole discretion, any of or all its rights, interests and obligations under this
Agreement to any direct or indirect wholly owned Subsidiary of Parent, but no such assignment shall relieve Merger Sub of any of its obligations hereunder.
Subject to the preceding sentence, this Agreement shall be binding upon, inure to

                                       39

the benefit of, and be enforceable by, the parties hereto and their respective successors and permitted assigns. Any purported assignment not permitted under this Section shall be null and void.

     Section 8.5 Counterparts; Facsimile; Electronic Transmission. This
Agreement may be executed in counterparts (each of which shall be deemed to be an original but all of which taken together shall constitute one and the same agreement) and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties. The exchange of copies of this Agreement and of signature pages by facsimile or electronic transmission shall constitute effective execution and delivery of this Agreement as to the parties and may be used in lieu of the original Agreement for all purposes. Signatures of the parties transmitted by facsimile or electronic transmission shall be deemed to be their original signatures for all purposes.

     Section 8.6 Entire Agreement; No Third-Party Beneficiaries. This Agreement,
the Company Disclosure Schedule and the Confidentiality Agreement (a) constitute the entire agreement, and supersede all other prior agreements and understandings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof and thereof and (b) except for the provisions of Section 5.8, are not intended to and shall not confer upon any
Person other than the parties hereto any rights or remedies hereunder.

     Section 8.7 Governing Law; Waiver of Jury Trial.

          (a) This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York, applicable to contracts executed in and to be performed entirely within that State, except to the extent the DGCL is applicable hereto.

          (b) Each of the parties hereto hereby irrevocably waives any and all rights to trial by jury in any legal proceeding arising out of or related to this Agreement or the Transactions.

     Section 8.8 Specific Enforcement. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached.

          It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in the Delaware Court of
Chancery or, if subject matter jurisdiction in the such court is not available, in the United States District Court for the District of Delaware without bond or other security being required, this being in addition to any other remedy to which they are entitled at law or in equity.

     Section 8.9 Consent to Jurisdiction. All actions and proceedings arising out of or relating to this Agreement or any of the Transactions shall be heard and determined in the Delaware Court of Chancery or, if subject matter jurisdiction in the such court is not available, in the United States District
Court for the District of Delaware, and the parties hereto hereby irrevocably submit to the exclusive jurisdiction of such courts (and, in the case of appeals, appropriate appellate courts therefrom) in any such action or proceeding and irrevocably waive the defense of an inconvenient forum to the maintenance of any such action or proceeding. The consent to jurisdiction set forth in this paragraph shall not constitute general consent to service of process in the State of Delaware and shall have no effect for any purpose except as provided in this paragraph and shall not be deemed to confer rights on any
Person other than the parties hereto. The parties hereto agree that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable law.

                                       40

     Section 8.10 Notices. All notices, requests and other communications to any party hereunder shall be in writing and shall be deemed given if delivered personally, facsimiled (which is confirmed) or sent by overnight courier
(providing proof of delivery) to the parties at the following addresses:

          If to Parent or Merger Sub, to:

               Telmar Network Technology, Inc.
               15776 Laguna Canyon Road
               Irvine, California 92618
               Attention: John Kidwell
               Telephone: (949) 585-9700
               Facsimile: (949) 250-9039

          with copies (which shall not constitute notice) to:

               Willkie Farr & Gallagher LLP
               787 Seventh Avenue
               New York, New York 10019
               Attention: Steven J. Gartner, Esq.
               Telephone: (212) 728-8222
               Facsimile: (212) 728-9222

          If to the Company, to:

               Somera Communications, Inc.
               301 S. Northpoint Drive, Suite 100
               Coppell, Texas 75019
               Attention: Chief Executive Officer
               Telephone: (972) 304-5660
               Facsimile: (972) 393-9248

          with copies (which shall not constitute notice) to:

               Munsch Hardt Kopf & Harr, P.C.
               3800 Lincoln Plaza
               500 N. Akard Street
               Dallas, Texas 75201-6659
               Attention: A. Michael Hainsfurther, Esq.
               Telephone: (214) 855-7567
               Facsimile: (214) 978-4356

or such other address or facsimile number as such party may hereafter specify by like notice to the other parties hereto. All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5:00 P.M. in the place of receipt and such day is a business day in the place of receipt. Otherwise, any such notice, request or communication shall be deemed not to have been received until the next succeeding business day in the place of receipt.

          Section 8.11 Severability. If any term or other provision of this
Agreement is determined by a court of competent jurisdiction to be invalid, illegal or incapable of being enforced by any rule of law or public policy, all other terms, provisions and conditions of this Agreement shall nevertheless remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or

                                       41

incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable law in an acceptable manner to the end that the Transactions are fulfilled to the extent possible.

     Section 8.12 Remedies. Except as otherwise provided in this Agreement, any and all remedies expressly conferred upon a party to this Agreement will be cumulative with, and not exclusive of, any other remedy contained in this
Agreement, at law or in equity. The exercise by a party to this Agreement of any one remedy will not preclude the exercise by it of any other remedy.

     Section 8.13 Definitions.

          (a) As used in this Agreement, the following terms have the meanings ascribed thereto below:

          "Affiliate" shall mean, as to any Person, any other Person that, directly or indirectly, controls, or is controlled by, or is under common control with, such Person. For this purpose, "control" (including, with its correlative meanings, "controlled by" and "under common control with")
     shall mean the possession, directly or indirectly, of the power to direct or cause the direction of management or policies of a Person, whether through the ownership of securities or partnership or other ownership interests, by contract or otherwise.

          "business day" shall mean a day except a Saturday, a Sunday or other day on which the SEC or banks in the City of New York or the State of Texas are authorized or required by Law to be closed.

          "Code" shall mean the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

          "Company Option" shall mean any Option issued under a Company Stock
     Plan.

          "Company Stock Plans" shall mean the following plans of the Company:
     (i) the 1999 Director Option Plan and (ii) the 1999 Stock Option Plan.

          "GAAP" shall mean generally accepted accounting principles in the
     United States.

          "Governmental Authority" means any United States, non-United States or multi-national government entity, body or authority, including (i) any
     United States federal, state or local government (including any town, village, municipality, district or other similar governmental or administrative jurisdiction or subdivision thereof, whether incorporated or unincorporated), (ii) any non-United States or multi-national government or governmental authority or any political subdivision thereof, (iii) any
     United States, non-United States or multi-national regulatory or administrative entity, authority, instrumentality, jurisdiction, agency, body or commission, exercising, or entitled or purporting to exercise, any administrative, executive, judicial, legislative, police, regulatory, or taxing authority or power, including any court, tribunal, commission or arbitrator, (iv) any self-regulatory organization or (v) any official of any of the foregoing.

          "Governmental Investigation" shall mean an investigation by a
     Governmental Authority for the purpose of imposing criminal sanctions.

                                       42

          "Intellectual Property" of any Person shall mean all intellectual property rights arising from or in respect of the following, whether protected, created or arising under any Law, including: (i) all patents and applications therefor, including continuations, divisionals, continuations-in-part, or reissues of patent applications and patents issuing thereon (collectively, "Patents"); (ii) all trademarks, service marks, trade names, service names, brand names, trade dress rights, logos,
     Internet domain names and corporate names, together with the goodwill associated with any of the foregoing, and all applications, registrations and renewals thereof, (collectively, "Marks"); (iii) copyrights and registrations and applications therefor, works of authorship and mask work rights (collectively, "Copyrights"); (iv) discoveries, concepts, ideas, research and development, know-how, formulae, inventions, compositions, manufacturing and production processes and techniques, technical data, procedures, designs, drawings, specifications, databases and other proprietary and confidential information, including customer lists, supplier lists, pricing and cost information, and business and marketing plans and proposals, in each case excluding any rights in respect of any of the foregoing that comprise or are protected by Copyrights or Patents
     (collectively, "Trade Secrets"); and (v) all Software.

          "Knowledge" shall mean, (i) in the case of any Person other than the
     Company or its Subsidiaries that is not an individual, with respect to any matter in question, the actual knowledge after due inquiry of such Person's executive officers and all other officers and managers having responsibility relating to the applicable matter and (ii) in the case of the Company or its Subsidiaries, the actual knowledge, after reasonable inquiry within the scope of their respective business responsibilities
     (which shall not require inquiry of persons other than the persons hereinafter named in this definition), of David Heard, Wayne Higgins, Kent
     Coker, David Peters and Lynda Starnes.

          "Options" shall mean options, warrants and other rights to acquire shares of Company Common Stock.

          "Person" shall mean an individual, a corporation, a limited liability company, a partnership, an association, a trust or any other entity, including a Governmental Authority.

          "Software" means any and all (i) computer programs, including any and all software implementations of algorithms, models and methodologies, whether in source code or object code, (ii) databases and compilations, including any and all data and collections of data, whether machine readable or otherwise, (iii) descriptions, flow-charts and other work product used to design, plan, organize and develop any of the foregoing, screens, user interfaces, report formats, firmware, development tools, templates, menus, buttons and icons, and (iv) documentation including user manuals and other training documentation related to any of the foregoing.

          "Subsidiary" when used with respect to any party, shall mean any corporation, limited liability company, partnership, association, trust or other entity the accounts of which would be consolidated with those of such party in such party's consolidated financial statements if such financial statements were prepared in accordance with GAAP, as well as any other corporation, limited liability company, partnership, association, trust or other entity of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power
     (or, in the case of a partnership, more than 50% of the general partnership interests) are, as of such date, owned by such party or one or more
     Subsidiaries of such party or by such party and one or more Subsidiaries of such party.

          "Transactions" refers collectively to this Agreement and the transactions contemplated hereby or the Voting Agreement, including the
     Merger and the transactions contemplated thereby.

                                       43

     The following terms are defined on the page of this Agreement set forth after such term below:

                                     SECTION
                                  ------------
Agreement                         Preamble
Certificate of Merger             1.3
Balance Sheet Date                3.5(f)
Bankruptcy and Equity Exception   3.3(a)
Burdensome Condition              5.4(c)
Certificate                       2.1(c)
Closing                           1.2
Closing Date                      1.2
COBRA                             3.11(m)
Company                           Preamble
Company Acquisition Agreement     5.3(c)
Company Board Recommendation      3.3(b)
Company Charter Documents         3.1(c)
Company Common Stock              2.1
Company Disclosure Schedule       Article III
Company Material Adverse Effect   3.1(a)
Company Plans                     3.11(a)
Company Preferred Stock           3.2(a)
Company SEC Documents             3.5(a)
Company Stockholder Approval      3.3(d)
Company Stockholders Meeting      5.1(b)
Competition Laws                  5.4(f)
Confidentiality Agreement         5.6(b)
Contract                          3.3(c)
D&O Insurance                     5.8(b)
DGCL                              1.1
Dissenting Shares                 2.2(h)
Effective Time                    1.3
Employees                         3.11(a)
Environmental Laws                3.12(g)(i)
Environmental Liabilities         3.12(g)(ii)
Environmental Permits             3.12(c)
ERISA                             3.11(a)
ERISA Affiliates                  3.11(e)
ESPP                              2.3(b)
Exchange Act                      3.4
Expenses Reimbursement            7.3(b)
Fairness Opinion                  3.17
Filed Company SEC Documents       3.5(d)
Financial Advisor                 3.17
Foreign Antitrust Laws            3.4
Hazardous Materials               3.12(g)(iii)
Indemnitees                       5.8(a)
Intellectual Property Rights      3.15(a)
Laws                              3.8(a)
Liens                             3.1(b)
Material Contract                 3.13(a)
Measurement Date                  3.2(a)

                                       44

                                     SECTION
                                  ------------
Merger                            Preamble
Merger Consideration              2.1(c)
Merger Sub                        Preamble
Multiemployer Plan                3.11(a)
Notice                            5.3(c)
Option Consideration              2.3(a)
Outside Date                      7.1(b)(i)
Parent                            Preamble
Parent Material Adverse Effect    4.2(b)
Paying Agent                      2.2(a)
Payment Fund                      2.2(a)
PBGC                              3.11(g)
Permits                           3.8(b)
Policies                          3.16
Proceeding                        8.14
Proxy Statement                   3.4
Release                           3.12(g)(iv)
Representatives                   5.3(a)
Restraints                        6.1(b)
SEC                               2.3(c)
Securities Act                    3.1(b)
SOX                               3.5(c)
Subsidiary Documents              3.1(c)
Superior Proposal                 5.3(d)
Surviving Corporation             1.1
Takeover Proposal                 5.3(d)
Taxes                             3.10(o)
Tax Returns                       3.10(o)
Terminating Company Breach        7.1(c)(i)
Terminating Parent Breach         7.1(d)(i)
Termination Fee                   7.3(a)
Voting Agreement                  Preamble
Warrants                          3.2(a)
WARN                              3.11(q)

     Section 8.14 Waiver of Jury Trial. Each party acknowledges and agrees that any controversy which may arise under this Agreement is likely to involve complicated and difficult issues and, therefore, each such party irrevocably and unconditionally waives any right it may have to a trial by jury in respect of any legal action, suit or proceeding arising out of or relating to this
Agreement or the Transactions (each, a "Proceeding"). Each party to this
Agreement certifies and acknowledges that (a) no Representative of any other party has represented, expressly or otherwise, that such other party would not seek to enforce the foregoing waiver in the event of a Proceeding, (b) such party has considered the implications of this waiver, (c) such party makes this waiver voluntarily, and (d) such party has been induced to enter into this
Agreement by, among other things, the mutual waivers and certifications in this
Section 8.14.

                                       45

     Section 8.15 Interpretation.

          (a) When a reference is made in this Agreement to an Article, a
Section, Exhibit or Schedule, such reference shall be to an Article of, a
Section of, or an Exhibit or Schedule to, this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include", "includes" or
"including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation". The words "hereof", "herein" and "hereunder" and words of similar import when used in this Agreement shall refer to this
Agreement as a whole and not to any particular provision of this Agreement. All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein. References to a Person are also to its permitted successors and assigns.

          (b) The parties hereto have participated jointly in the negotiation and drafting of this Agreement and, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

                                       46

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the date first above written.

                                        TELMAR NETWORK TECHNOLOGY, INC.

                                        By: /s/ JOHN KIDWELL
                                            ------------------------------------
                                            Name: John Kidwell
                                            Title: President

                                        SOMERA COMMUNICATIONS, INC.

                                        By: /s/ DAVID W. HEARD
                                            ------------------------------------
                                            Name: David W. Heard
                                            Title: Chief Executive Officer

                                        TELMAR ACQUISITION CORP.

                                        By: /s/ GEORGE ALLEN
                                            ------------------------------------
                                            Name: George Allen
                                            Title: President

                                 SIGNATURE PAGE
                                       TO
                          AGREEMENT AND PLAN OF MERGER